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                                                  Exhibit 10.1(a)
                                                  ---------------









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                    STOCK PURCHASE AGREEMENT

                         by and between

               FIRST INTERSTATE BANK OF CALIFORNIA

                               and

                      ALLEGHANY CORPORATION

                    dated as of May 18, 1994


- - --------------------------------------------------------

                        TABLE OF CONTENTS
                                                    Page
                                                    ----

ARTICLE I      CERTAIN DEFINITIONS ................    1

ARTICLE II     PURCHASE AND SALE
     2.1       Purchases by Purchaser and Seller ..    9
     2.2       Purchase Prices ....................   10
     2.3       Closing; Payment of Estimated
                Excluded Assets Purchase Price ....   11
     2.4       Closing Adjustment Documents .......   13
     2.5       Final Settlement ...................   15
     2.6       Purchase Price Allocation ..........   16

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SELLER

     3.1       Corporate Organization .............   16
     3.2       Capitalization .....................   17
     3.3       Authority; No Violation ............   18
     3.4       Consents and Approvals .............   19
     3.5       Financial Statements ...............   20
     3.6       Broker's Fees ......................   21
     3.7       Absence of Certain Changes
                or Events .........................   21
     3.8       Legal Proceedings ..................   22
     3.9       Tax Matters ........................   22
     3.10      Compliance with Applicable Law .....   26
     3.11      Property ...........................   26
     3.12      Employee Benefit Plans .............   28
     3.13      Insurance ..........................   29
     3.14      Certain Contracts ..................   30
     3.15      Agreements with Regulatory
                Agencies...........................   31
     3.16      Investment Securities ..............   32
     3.17      Absence of Certain Business
                Practices .........................   32
     3.18      Undisclosed Liabilities ............   32
     3.19      Bank Accounts, Powers ..............   32
     3.20      Administration of Fiduciary
                Accounts ..........................   33
     3.21      Environmental Matters ..............   33
     3.22      Derivative Transactions ............   34
     3.23      Intercompany Transactions ..........   35
     3.24      Approvals ..........................   35
     3.25      [reserved]..........................   35

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ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER
(CONTINUED)

     3.26      Excluded Assets Schedule ...........   35
     3.27      Intellectual Property ..............   36
     3.28      [reserved] .........................   36
     3.29      Detailed Listing of Loans ..........   36
     3.30      Employees and Insider Loans ........   36
     3.31      Data Processing Contracts ..........   36

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF
               PURCHASER

     4.1       Corporate Organization .............   37
     4.2       Authority; No Violation ............   37
     4.3       Consents and Approvals .............   38
     4.4       Broker's Fees ......................   38
     4.5       Financing ..........................   38
     4.6       Acquisition for Investment .........   39
     4.7       Approvals ..........................   39

ARTICLE V      COVENANTS

     5.1       Covenants of Seller ................   39
     5.2       Permitted Dividends ................   43
     5.3       Joint Covenants of Purchaser and
                Seller ............................   43
     5.4       D&O Indemnification ................   44
     5.5       Management Agreements ..............   44

ARTICLE VI     ADDITIONAL AGREEMENTS

     6.1       Regulatory Matters .................   45
     6.2       Access to Information and Personnel.   46
     6.3       Legal Conditions to Transaction ....   47
     6.4       Employee Matters ...................   47
     6.5       Advice of Changes ..................   49
     6.6       Current Information ................   50
     6.7       Certain Revaluations, Changes, and
                Adjustments .......................   50
     6.8       Intercompany Accounts Settlement ...   51
     6.9       Termination of Intercompany
                Agreements ........................   51
     6.10      Covenants Not to Compete and Solicit.  52
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ARTICLE VI     ADDITIONAL AGREEMENTS (CONTINUED)

     6.11      Assistance in Conversion of Data
                Processing and Consolidation of
                Operations ........................   52
     6.12      [reserved] .........................   53
     6.13      General Notices to Depositors ......   53
     6.14      Compliance with Loan Agreements ....   54
     6.15      Directors' and Officers' Insurance .   54
     6.16      Collapse of Security Co. ...........   54
     6.17      SERP Liability .....................   55


ARTICLE VII    CONDITIONS PRECEDENT

     7.1       Conditions to Each Party's Obligation
                To Effect the Closing .............   55
     7.2       Conditions to Obligations of
                Purchaser .........................   55
     7.3       Conditions to Obligations of Seller.   58

ARTICLE VIII   TERMINATION AND AGREEMENT

     8.1       Termination ........................   59
     8.2       Effect of Termination ..............   60
     8.3       Amendment ..........................   61
     8.4       Extension; Waiver ..................   61

ARTICLE IX     CERTAIN TAX MATTERS

     9.1       Tax Returns, Payments of Taxes,
                Transfer Taxes, Refunds and
                Withholding .......................   61
     9.2       Control of Contest and Carrybacks ..   65
     9.3       Access to Information and Records ..   66
     9.4       Resolution of Disagreements Among
                Parties ...........................   67
     9.5       Distribution of Tax Reserve ........   67
     9.6       Successors .........................   68
     9.7       Federal Tax Provision ..............   68
     9.8       Income Tax Adjustments .............   68

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ARTICLE X      INDEMNIFICATION

     10.1      Seller to Indemnify ................   68
     10.2      Purchaser to Indemnify .............   70
     10.3      Procedure for Indemnification ......   70
     10.4      Production of Witnesses ............   76
     10.5      Survival ...........................   76
     10.6      Indemnification for Certain
                Matters ...........................   76

ARTICLE XI     GENERAL PROVISIONS

     11.1      Expenses ..........................    77
     11.2      Notices ...........................    77
     11.3      Interpretation ....................    78
     11.4      Counterparts ......................    79
     11.5      Entire Agreement ..................    79
     11.6      Governing Law .....................    79
     11.7      Enforcement of Agreement ..........    79
     11.8      Severability ......................    79
     11.9      Publicity .........................    79
     11.10     Assignment ........................    80
     11.11     No Third Party Beneficiaries ......    80
     11.12     Dispute Resolution ................    80

                    STOCK PURCHASE AGREEMENT
                    ------------------------

          STOCK PURCHASE AGREEMENT, dated as of May 18, 1994, by and between First Interstate Bank of California, a California banking corporation ("Purchaser"), and Alleghany Corporation, a Delaware corporation ("Seller").

          WHEREAS, Seller beneficially owns, through Alleghany Financial Inc., a wholly owned subsidiary of Seller ("AFI"), all of the outstanding capital stock of Sacramento Savings Bank, a California savings and loan association (the "Bank"), and Central Valley Security Company, a California corporation ("Security Co."); and

          WHEREAS, Seller has adopted a plan of liquidation pursuant to which AFI shall be merged with and into Seller prior to the Closing (as hereinafter defined), as a result of which Seller shall become the direct owner of all of the outstanding capital stock of each of the Bank and Security Co.; and

          WHEREAS, Seller desires to sell, and Purchaser desires to buy, all of the outstanding capital stock of each of the Bank and Security Co. for the consideration described herein.

          NOW, THEREFORE, in consideration of the mutual cove-nants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                            ARTICLE I

                       CERTAIN DEFINITIONS

          For purposes of this Agreement, except as otherwise expressly provided herein, the terms defined in this Article I shall have the meanings ascribed to them in this Article I and include the plural as well as the singular.

          "Actual Dividend Amount" means the actual aggregate amount of dividends declared or paid by the Bank and Security Co., respectively, to Seller or any Affiliate thereof during the period commencing on January 1, 1994 and ending immediately prior to the Closing.

          "Adams Farm Loan" means that certain loan (i) made to Angelides Developments II, a joint venture composed of Philip N. Angelides, Sotiris K. Kolokotronis, and Opper Adams Farms, a general partnership; and Christo D. Bardis, John D. Reynen, Thomas P. Winn, Angelo K. Tsakopoulos, Laguna Creek West 289 Investors, a California general partnership, and Aerojet Building Investors, a California general partnership; (ii) having a principal balance, as of April 30, 1994, of $12,959,701; (iii) bearing the Bank's account numbers 070028261 & 070019823; and
(iv) secured by real property located in the County of Sacramento comprising tax assessor parcel numbers 201-0300-036, 201-0300-054, 201-0300-055, 201-0300-057, 201-0310-002, 201-0310-003, 201-
0310-004, 201-0310-005, 201-0310-006, 201-0310-008, 201-0310-011,
201-0310-020, 201-0310-021, 225-0030-007, 225-0300-008, 225-0300-
011, 225-0300-046, 225-0040-009, 225-0040-010, 225-0040-018, 225-
0040-021, and 225-0040-025.

          "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person except in those cases where the controlling Person exercises control solely in a fiduciary capacity.

          "Agreement" means this Agreement by and between Pur-chaser and Seller, together with all Exhibits and Schedules attached or incorporated by reference.

          "Ancillary Company" means Security Co.

          "Balance Sheet" has the meaning set forth in Section
3.5.
          "Bank" has the meaning set forth in the first paragraph of the recitals to this Agreement.

          "Bank Employees" means all persons employed by the Bank or any of the Other Companies immediately prior to the Closing.

          "Bank Merger" means the merger of the Bank with and into Purchaser immediately following the Closing.

          "Bank Merger Agreement" means the agreement between the Bank and the Purchaser providing for the Bank Merger, a form of which is attached as Exhibit A hereto.

          "Benefit Plan" means any pension, profit-sharing, or other employee benefit plan as defined in ERISA Section 3(3) and any other plan or arrangement (including the Management Agree-ments) relating to deferred compensation, incentive compensation, fringe benefits, severance or other welfare benefits maintained for current or former employees or directors of the Bank or any of its Affiliates or with respect to which contributions are made by the Bank, the Other Companies, Seller, or any of its Affili-ates in connection with the current or former employees of the Bank and the Other Companies.

          "BHC Act" means the Bank Holding Company Act of 1956, as amended.

          "Burdensome Condition" has the meaning set forth in
Section 7.2(f).

          "Business Day" means any day except Saturday, Sunday, and any day which shall be in California a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

          "Closing" has the meaning set forth in Section 2.3(b) hereof.

          "Closing Date" has the meaning set forth in Section
2.3(b) hereof.

          "COBRA" means the Consolidated Omnibus Budget Reconcil-iation Act of 1986, as amended.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Shares" has the meaning set forth in Section
2.1(a) hereof.

          "Common Stock" has the meaning set forth in Section
2.1(a) hereof.

          "Confidentiality Agreement" has the meaning set forth in Section 6.2(a).

          "Encumbrance" means any lien, pledge, security inter-est, claim, charge, easement, limitation, commitment, restriction or encumbrance of any kind or nature whatsoever.

          "Excluded Assets" has the meaning set forth in Section
2.1(b)

          "Excluded Assets Closing Date" has the meaning set forth in Section 2.3(d).

          "Excluded Assets Schedule" means the schedule attached as Exhibit B hereto.

          "Excluded Liabilities" has the meaning set forth in
Section 2.1(b).

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "Federal Funds Rate" means, for any day, the rate per annum (expressed on a basis of calculation of actual days in a year) equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day (or for any day that is not a Business Day, for the immediately preceding Business Day).

          "GAAP" means, with respect to any financial statement, generally accepted accounting principles as used in the United
States of America as in effect at the time such financial state-ment was prepared.

          "GAAP Book Balance" means, with respect to the Excluded Assets and Excluded Liabilities taken as a whole, the net book value of the Excluded Assets as reflected on the Closing Date Balance Sheets, after deduction of charge-offs and specific loss reserves, determined in a manner consistent with the book balanc-es set forth in the Excluded Assets Schedule, but not including any allocation of general valuation allowances, less the net book value of the Excluded Liabilities as reflected on the Closing Date Balance Sheets, determined in a manner consistent with the book balances set forth in the Excluded Assets Schedule, and with respect to any individual asset, the net book value of such asset as reflected on the books and records of the Bank as of the appropriate date, determined (to the extent relevant) in a manner consistent with the book balances set forth in the Excluded Assets Schedule, but not including any allocation of general valuation allowance, less the net book value (if any) of any related Excluded Liability.

          "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States or any other nation, whether federal, state or local.

          "Hazardous Material" has the meaning set forth in
Section 3.21.

          "Indemnified Party" means the party seeking indemni-fication pursuant to the terms of Article IX or Article X.

          "Indemnifying Party" means the party from whom the Indemnified Party seeks indemnification under Article IX or
Article X.

          "Independent Accounting Firm" means any "Big Six" accounting firm or its successor, except for the independent public accountants of either Purchaser or Seller.

          "IRS" means the Internal Revenue Service or any succes-sor entity.

          "ISF Portfolio" shall mean the loans and properties set forth under the heading "In-Substance Foreclosure" of the Exclud-ed Assets Schedule, and the non-cash proceeds of any sales thereof prior to the Closing.

          "Law" means any statute, whether federal, state or local, applicable in the United States or any other nation, any other law, rule, regulation or interpretation of any Governmental
Entity, any applicable common law, and any Order.

          "Loss" has the meaning set forth in Section 10.1.

          "Management Agreements" means all severance agreements, plans, programs, letters, arrangements or promises that are between the Seller, the Bank and any Management Employee, as set forth in Schedule 3.7(a)(v) hereto, which are currently in effect and might subject the Bank or the Other Companies to any obliga-tion.

          "Management Agreement Payments" means the cash lump sum severance payments and certain other cash payments under the Management Agreements for which Seller shall be responsible.

          "Management Employee" means a Bank Employee whose name is set forth in Schedule 1.1 hereto.

          "Material Adverse Effect" means a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Bank and the Other
Companies, taken as a whole.

          "Order" means any decree, injunction, judgment, order, ruling, or writ of any Governmental Entity.

          "Other Companies" means the Bank's Subsidiary and
Security Co., and any Subsidiary or predecessor of any of the foregoing.

          "Other Real Estate" means real or personal property acquired by foreclosure or in full or partial satisfaction of judgments or indebtedness.

          "Pass Land Loan Portfolio" means all land loans other than those set forth on the Excluded Assets Schedule or otherwise included among the Excluded Assets pursuant to Section 2.3(b) hereof.

          "Permitted Dividend Amount" means an amount equal to the aggregate of (i) the consolidated net income of the Bank and its Subsidiary, (ii) the net income of Security Co., in each case for the period commencing on January 1, 1994 and ending immedi-ately prior to the Closing, all as determined in accordance with GAAP applied on the same basis as would be applied in connection with the preparation of the Interim Period Income Statements and, in the case of the Bank, reflecting the accounting methods and practices currently followed by the Bank for the establishment of loan loss reserves, and (iii) the amount of any cash capital contributions made by Seller to the Bank during the period commencing on the date of this Agreement and ending immediately prior to the Closing, provided, however, that in no event shall the Permitted Dividend Amount exceed the sum of (i) $1 million multiplied by the number of calendar months (or fractions there-of) between the date of this Agreement and the earlier of the Closing Date or December 31, 1994, (ii) $1.5 million multiplied by the number of calendar months (or fraction thereof) between January 1, 1995 and the Closing Date, and (iii) the amount of any cash capital contributions made by Seller to the Bank during the period commencing on the date of this Agreement and ending immediately prior to the Closing, provided further, however, that in no event shall the Permitted Dividend Amount exceed an amount such that, if the full Permitted Dividend Amount had been paid as a dividend prior to the Closing, the condition set forth in
Section 7.2(j) would not be satisfied.

          "Person" means an association, a corporation, an individual, a partnership, a trust, or any other entity or organization, including a Governmental Entity.

          "Pre-Closing Period" has the meaning set forth in
Section 9.1(a).

          "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

          "Regulatory Agreement" has the meaning set forth in
Section 3.15.

          "REI Portfolio" means the properties and interests set forth under the heading "Real Estate Investments" of the Excluded
Assets Schedule, and the non-cash proceeds of any sales thereof prior to the Closing.

          "REO Portfolio" means the loans and properties set forth under the heading "Real Estate Owned" of the Excluded
Assets Schedule, and the non-cash proceeds of any sales thereof prior to the Closing.

          "Requisite Regulatory Approvals" has the meaning set forth in Section 7.1(a).

          "Security Co." has the meaning set forth in the first paragraph of the recitals to this Agreement.

          "Security Co. Merger" has the meaning set forth in
Section 6.16.

          "Security Co. Shares" has the meaning set forth in
Section 2.1(a) hereof.

          "Seller" has the meaning set forth in the first para-graph of this Agreement.

          "Seller's Auditors" means KPMG Peat Marwick, indepen-dent public accountants to Seller, or such other firm of indepen-dent public accountants as Seller shall engage as its auditors.

          "Seller Disclosure Schedule" has the meaning set forth in Section 3.2(b).

          "Shares" has the meaning set forth in Section 2.1(a) hereof.

          "Special Mention Land Loan Portfolio" means the loans and properties set forth under the heading "Special Mention" of the Excluded Assets Schedule, and the non-cash proceeds of any sales thereof prior to the Closing.

          "Straddle Period" has the meaning set forth in Section
9.1(b).

          "Subsidiary" means, with respect to any Person, any corporation, partnership or other organization, whether incorpo-rated or unincorporated, which is required by GAAP to be consol-idated with such Person for financial reporting purposes.

          "Substandard Land Loan Portfolio" means the loans and properties set forth under the headings "Performing Substandard Loans" and "Non-Performing Substandard Loans" of the Excluded Assets Schedule and any non-cash proceeds of any sales thereof prior to the Closing.

          "Taxes" means each and all taxes, levies, imposts, duties, assessments, charges, and withholdings imposed or re-quired to be collected by any federal, state, local or foreign Governmental Entity or by any political subdivision thereof or any combination thereof (including, without limitation, income, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, employ-ment, payroll, social security, unemployment, disability, stock transfer, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever), including any interest, penalties, fines, assessments or addi-tions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

          "Tax Return" means a report, return, information return, payee statement or other information required to be retained, or filed or otherwise provided to any federal, state, local or foreign Governmental Entity with respect to Taxes, including any reports, returns or information required to be re-tained, or filed or otherwise provided to any Governmental Entity pursuant to 31 U.S.C. Sections 5311-5328 and regulations promul-gated thereunder.

          "United States" means the United States of America, its territories and possessions.

          "Violation" has the meaning set forth in Section
3.3(b).


                           ARTICLE II

                        PURCHASE AND SALE
                        -----------------

     2.1 PURCHASES BY PURCHASER AND SELLER. (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, (i) all of the 1,801 issued and outstanding shares (the "Common Shares") of the common stock, par value $100 per share, of the Bank (the "Common Stock") and (ii) unless the Security Co. Merger shall have occurred, all of the 80 issued and outstanding shares (the "Security Co. Shares," and together with the Common Shares, the "Shares") of the common stock, par value $10 per share, of Security Co. (the "Security Co. Common Stock."), owned by Seller, free and clear of any and all Encum-brances.

               (b) Subject to the terms and conditions set forth in this Agreement, on the Excluded Assets Closing Date, Seller agrees to (I) purchase from the Bank, and shall cause the Bank to sell to Seller, all of the Bank's rights, titles, and interests in and to (i) the REI Portfolio, (ii) the REO Portfolio, (iii) the ISF Portfolio, (iv) the Substandard Land Loan Portfolio and
(v) the Special Mention Land Loan Portfolio, together in each case with all accrued interest, purchase adjustments, deferred interest, accrued expenses and specific loan loss reserves related thereto (collectively, the "Excluded Assets") owned by the Bank on such date and (II) accept and assume, and to thereaf-ter pay, honor, perform and discharge, all liabilities and obligations (whether absolute, accrued, contingent or otherwise, due or to become due and whether arising prior to, on or after the Closing Date) that are related to, or arise under any con-tract, document, agreement or other instrument executed in connection with, any Excluded Asset (collectively, the "Excluded Liabilities"). Purchaser shall have the right, during the 30 day period subsequent to the execution of this Agreement, to desig-nate the Adams Farm Loan for treatment as an Excluded Asset for purposes of this Agreement. If Purchaser exercises such right, it shall, prior to the expiration of such 30 day period, desig-nate one or more assets (each a "Removed Asset") set forth on the Excluded Assets Schedule which, as of the last day of the month immediately preceding the date of such notice, have an aggregate GAAP Book Balance equal to or greater than the GAAP Book Balance of the Adams Farm Loan on such last day of such month, provided however, that Seller shall have the right, during such 30 day period to designate any asset in the REO Portfolio as not eligi-ble for designation by Purchaser as a Removed Asset if Seller reasonably believes that it will be able to sell, or contract for the sale of, such asset prior to the Closing Date. In the event that, as a result of Seller's exclusion of any asset from those assets eligible for designation as Removed Assets, Purchaser is unable to designate assets with a sufficient GAAP Book Balance as Removed Assets prior to the expiration of the 30 day period following the execution of this Agreement, Purchaser shall have an additional 15 days to designate Removed Assets. For purposes of this Agreement, notwithstanding anything to the contrary contained herein, no Removed Asset shall be considered to be an Excluded Asset.

          (c) Purchaser and Seller agree that each will, or will cause its Affiliates to, at any time and from time to time after the Closing Date, upon request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowl-edged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may in the requesting party's reasonable opinion be necessary or advisable to confirm Seller's title to and interest in, or assumption of, or to enable it to deal with and dispose of, the Excluded Assets to be conveyed, transferred and delivered by Bank to Seller (or, in the case of the Excluded Liabilities, assumed by Seller) under this Agreement.

          2.2 PURCHASE PRICES. (a) The purchase price to be paid by Purchaser to Seller for the Shares, whether or not the Security Co. Merger shall have occurred, shall be $331 million in cash (the "Share Purchase Price").

               (b) The aggregate purchase price to be paid by Seller to the Bank for the Excluded Assets (the "Excluded Assets Purchase Price") shall be an amount in cash equal to the aggre-gate GAAP Book Balance of the Excluded Assets and the Excluded Liabilities.

               (c) If a Governmental Entity determines that the consideration to be paid by Seller or any of its Affiliates pursuant to the terms of this Agreement with respect to any Excluded Asset is less than the amount required to be paid for such asset pursuant to applicable law, then Seller or any such Affiliate shall pay any additional required amount with respect to such asset; provided, however, that Seller shall be indemni-fied by Purchaser with respect to any such additional payment (less any liability for Taxes incurred by the Bank or Purchaser as a result of the receipt of any such payment from Seller or any such Affiliate) pursuant to Section 10.2 hereof.

          2.3 CLOSING; PAYMENT OF ESTIMATED EXCLUDED ASSETS PURCHASE PRICE. (a) At least five Business Days prior to the Excluded Assets Closing Date (the "Estimation Date"), Seller shall deliver to Purchaser an estimate of the amount of the Excluded Assets Purchase Price (the "Estimated Excluded Assets Purchase Price") contemplated by Section 2.2(b) hereof, which estimate shall be accompanied by a schedule setting forth in reasonable detail the estimated GAAP Book Balance of each of the portfolios listed in clauses (i)-(v) of Section 2.1(b).

               (b) The sale and purchase of the Shares (the "Closing") hereunder shall be deemed to occur at the close of business on the Closing Date at the offices of Purchaser in Los Angeles, California, or at such other time and place as shall be mutually agreeable to the parties. The Closing shall take place on the first day which is the last Business Day of a month and is no earlier than the second Business Day after the conditions set forth in Article VII (other than the conditions relating to the receipt of officer's certificates and legal opinions) hereof have first been satisfied or, where permissible, waived (the "Closing Date"), provided that Purchaser shall have the right to designate that the Closing Date occur on a date other than the last Busi-ness Day of a month.

               (c) On the Closing Date, the following actions shall be taken:

               (i)  Purchaser shall pay the Share Purchase
     Price to Seller by wire transfer of immediately avail-able funds to such account or accounts as Seller shall designate in writing at least two Business Days prior to the Closing Date;

               (ii)  Purchaser shall deliver to Seller a
     copy of the resolutions of the board of directors of Purchaser authorizing the execution of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby, which resolutions shall be certified by an appropriate offi-cer of the Purchaser as true, complete and correct;

               (iii) Seller shall deliver certificates for the Common Shares and, unless the Security Co. Merger shall have occurred, the Security Co. Shares, respectively, duly en-dorsed in blank or with stock powers duly endorsed in blank, together with such other documents as Purchaser may reason-ably request to evidence the transfer to Purchaser of good and marketable title in and to all of the Shares, free and clear of any and all Encumbrances;

               (iv)  Seller shall deliver to Purchaser
     copies of the resolutions of the executive committee of the board of directors of Seller and the board of the directors of the Bank authorizing the execution of this Agreement and the Bank Merger Agreement, respectively, and the consummation of the transactions contemplated hereby and thereby, which resolutions shall be certi-fied by an appropriate officer of Seller and the Bank as true, complete and correct;

               (v) immediately following the Closing, the Bank shall merge into Purchaser pursuant to the terms of the Bank
     Merger Agreement; and

               (vi) each party shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required under the terms of this Agreement.

               (d) The sale and purchase of the Excluded Assets and the assumption of the Excluded Liabilities (the "Excluded Assets Closing") hereunder shall occur at the offices of the Bank, or at such other place as shall be mutually agreeable to the parties. The Excluded Assets Closing shall take place on any Business Day designated by Purchaser which is prior to the day which has been scheduled as the Closing Date, provided that such closing shall occur no earlier than five Business Days prior to the scheduled Closing Date and provided further that Seller shall have no obligation to effect the Excluded Assets Closing unless Purchaser agrees in writing that all the conditions to Purc-haser's obligation to consummate the Closing set forth in Article VII hereof (other than the conditions relating to the receipt of officer's certificates and legal opinions) have been satisfied or, where permissible, waived (the "Excluded Assets Closing Date"). Notwithstanding anything to the contrary contained herein, in the event that Seller and Purchaser mutually agree, the transfer of the REI Portfolio may be accelerated to any time prior to the Excluded Assets Closing Date described in the previous sentence, with appropriate adjustments made on the Excluded Assets Closing Date to treat any such earlier transfer of the REI Portfolio as if it had occurred on the Excluded Assets Closing Date.

               (e) On the Excluded Assets Closing Date, the following actions shall be taken:

               (i)  Seller shall pay the Estimated Excluded
     Assets Purchase Price to the Bank by wire transfer to such account of the Bank as the Bank shall designate in writing to Seller at least two Business Days prior to the Excluded Assets Closing Date; and

               (ii) Seller shall cause the Bank to transfer all of the Bank's rights, titles and interests in and to the Ex-cluded Assets and the Excluded Liabilities to Seller or one of its Affiliates pursuant to such bills of sale, assign-ments, quitclaim deeds and instruments of assumption, as the case may be, as Seller may designate in forms reasonably ac-ceptable to Purchaser, provided that with respect to the Excluded Assets which comprise the REI Portfolio, such transfers shall be made pursuant to an agreement (each an "REI Transfer Agreement") substantially in the form of Exhibit C.

          2.4 CLOSING ADJUSTMENT DOCUMENTS. In order to prepare for the final adjustment of the Excluded Assets Purchase Price as contemplated in Section 2.5 hereof, the parties shall proceed as follows:

               (a) As soon as reasonably practicable following the Closing Date, and in no event more than 20 days thereafter, Seller shall direct the preparation of and deliver to Purchaser
(i) an unaudited consolidated balance sheet of the Bank and its Subsidiary as of the Closing Date (it being agreed that notwith-standing the purchase of the Excluded Assets and assumption of the Excluded Liabilities by Seller, the Excluded Assets and Excluded Liabilities shall be reflected on such consolidated balance sheet), an unaudited balance sheet of the Ancillary Company as of the Closing Date (collectively, the "Closing Date Balance Sheets"), and an unaudited consolidated statement of income of the Bank and its Subsidiary for the period commencing on January 1, 1994 and ending on the Closing Date, and an unau-dited statement of income of the Ancillary Company for the period commencing on January 1, 1994 and ending on the Closing Date (collectively, the "Interim Period Income Statements"), which Closing Date Balance Sheets and Interim Period Income Statements shall be prepared in accordance with GAAP (subject to normal recurring adjustments and the exceptions set forth in this sentence) consistent with the accounting principles used in the preparation of the Balance Sheet, the Income Statement, the Ancillary Company's Balance Sheet and the Ancillary Company's Income Statement, as appropriate (except that footnote presen-tation may be used as permitted by Form 10-Q of the Securities and Exchange Commission), and consistent with existing accounting practices and methods currently followed by the Bank for the establishment of loan loss reserves, and which Closing Date Balance Sheets and Interim Period Income Statements shall be prepared without regard to any transactions, liabilities or adjustments created by reason of the acquisition of the Bank by Purchaser pursuant to this Agreement, and, accordingly shall not give effect to the acquisition by Purchaser of the Common Shares, either the acquisition by Purchaser of the Security Co. Shares or the Security Co. Merger, the Bank Merger, the sale of the Exclud-ed Assets and the assumption of the Excluded Liabilities, or any adjustments made pursuant to Section 6.7 hereof, or any severance costs or expenses that may be incurred by the Bank after the Closing, or any liability which would otherwise be reflected on the Closing Date Balance Sheets and the Interim Period Income Statements, in accordance with GAAP, but which Purchaser has expressly agreed to pay or assume under this Agreement, (ii) a schedule calculating the amount of the Excluded Assets Purchase Price, (iii) a schedule calculating the Actual Dividend Amount, and (iv) a schedule setting forth in reasonable detail the calcu-lations contemplated by Section 2.5 below (collectively, the "Closing Adjustment Documents"). The parties shall cooperate in the preparation of the Closing Adjustment Documents in accordance with this Section 2.4 and Section 2.5 hereof, including such additional documents as may be necessary to calculate the final purchase price adjustments.

               (b) Within twenty calendar days after delivery of the Closing Adjustment Documents to Purchaser, Purchaser may dispute all or any portion of the Closing Adjustment Documents by giving written notice (a "Notice of Disagreement") to Seller setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a "Disagreement").
The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If Purchaser does not give a Notice of a Disagreement within the twenty-day period set forth in this paragraph (b), Purchaser shall be deemed to have irrevocably accepted the Closing Adjustment Documents in the form delivered by Seller; provided, however, that the failure of Purchaser to timely give such a Notice of Disagreement shall not be deemed a waiver of its right to make a claim for indemnifi-cation in accordance with the terms and conditions of Article X hereof.

               (c)  If Purchaser shall deliver a Notice of
Disagreement, and within twenty calendar days following the delivery to Seller of such notice Purchaser and Seller do not resolve the Disagreement, such Disagreement shall be referred to an Independent Accounting Firm mutually selected by Seller and Purchaser for a resolution of such Disagreement in accordance with the terms of this Agreement. If Purchaser and Seller do not promptly agree on the selection of an Independent Accounting Firm, their respective independent public accountants shall select such firm. The determinations of such firm with respect to any Disagreement shall be final and binding upon the parties and the amount so determined shall be used to complete the final Closing Adjustment Documents. Purchaser and Seller shall use their best efforts to cause the Independent Accounting Firm to render its determination as soon as practicable after referral of the Disagreement to such firm, and each shall cooperate with such firm and provide such firm with reasonable access to the books, records, personnel and representatives of it and its Subsidiaries and such other information as such firm may require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this paragraph
(c) shall be paid one-half by Purchaser and one-half by Seller.

          2.5 FINAL SETTLEMENT. On the Business Day immediately following the day on which the Closing Adjustment Documents shall have been finally determined pursuant to the terms of Section 2.4 of this Agreement (the "Final Settlement Date"), the Excluded Assets Purchase Price shall be recalculated (as so recalculated, the "Final Excluded Assets Purchase Price"), and the Actual Dividend Amount and the Permitted Dividend Amount shall be calcu-lated, in each case using the amounts reflected in the final Closing Adjustment Documents. If the Final Excluded Assets Pur-chase Price plus the Actual Dividend Amount exceeds the Estimated Excluded Assets Purchase Price plus the Permitted Dividend Amount, Seller shall pay the difference to Purchaser by wire transfer in immediately available funds to such party's account. If the Estimated Excluded Assets Purchase Price plus the Permit-ted Dividend Amount exceeds the Final Excluded Assets Purchase Price plus the Actual Dividend Amount, Purchaser shall pay, or cause the payment of, the difference to Seller, by wire transfer in immediately available funds to an account designated in writing by Seller ("Seller's Account"). Any payment pursuant to this Section 2.5 shall include interest on such amount for the number of days from and including the Closing Date to but exclud-ing the Final Settlement Date at the Federal Funds Rate.

          2.6 PURCHASE PRICE ALLOCATION. Seller and the Pur-chaser hereby agree that, of the Share Purchase Price, $321 million shall be allocated between the Common Shares and the Security Co. Shares as Purchaser and Seller shall mutually agree, and $10 million to the covenant not to compete described in
Section 6.10 hereof. Any payments pursuant to Section 2.5 hereof shall be treated as an adjustment to the purchase price of the Common Shares and the Security Co. Shares respectively in an amount equal to the proportion of the aggregate Share Purchase Price (excluding any amount allocated to the covenant not to com-pete) represented by such shares. Notwithstanding the foregoing, in the event that the Security Co. Merger shall have occurred prior to the Closing, then $321 million of the Purchase Price shall be allocated to the Common Shares and $10 million to the covenant not to compete, and any payments made pursuant to
Section 2.5 shall be treated as an adjustment to the purchase price of the Common Shares.

                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLER
            ----------------------------------------

          Seller hereby represents and warrants to Purchaser as follows:

          3.1 CORPORATE ORGANIZATION. (a) Seller is a corpora-tion duly organized, validly existing and in good standing under the laws of the State of Delaware. The Bank is a savings and loan association duly organized, validly existing and in good standing under the laws of California. Each of the Other Compa-nies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Seller, the Bank and each of the Other Compa-nies each have the corporate power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the proper-ties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate with all other such failures, would not have a Material Adverse Effect. The Articles of Incorporation and By-laws of the Bank, and similar governing documents of each of the Other Companies, copies of which have previously been delivered to Purchaser, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation through the Savings Association Insurance Fund to the full extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due by the Bank.

          3.2  CAPITALIZATION.  (a) Except as set forth on
Section 3.2(a) of the Seller Disclosure Schedule (as defined below), as of the date of this Agreement, AFI owns the Common Shares and the Security Co. Shares, respectively, beneficially, free and clear of any and all Encumbrances. On the Closing Date, Seller will own the Common Shares and, unless the Security Co. Merger shall have occurred, the Security Co. Shares, respective-ly, beneficially and of record, free and clear of any and all Encumbrances, except for those Encumbrances set forth in Section 3.2(a) of the Seller Disclosure Schedule. Upon payment of the Share Purchase Price at Closing, Seller will convey good and valid title to the Common Shares and the Security Co. Shares, respectively, free and clear of any and all Encumbrances. The authorized capital stock of the Bank consists of 10,000 shares of Common Stock and no shares of preferred stock. There are 1,801 shares of Common Stock issued and outstanding, and no shares of Common Stock are reserved for issuance. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no outstanding subscrip-tions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Common Stock or any other equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of Common Stock or any other equity security of the Bank.

          (b) Section 3.2(b) of the Disclosure Schedule which is being delivered by Seller to Purchaser concurrently herewith (the "Seller Disclosure Schedule") sets forth a true and correct list of all of the Subsidiaries of the Bank. Except as set forth on
Section 3.2(b) of the Seller Disclosure Schedule, the Bank owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of such Subsidiaries, free and clear of all Encumbrances, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The authorized capital stock of Security Co. consists of 2,500 shares of Security Co. Common Stock. There are 80 shares of Security Co. Common Stock issued and outstanding, and no shares of Security Co. Common Stock are reserved for issu-ance. No Other Company has or is bound by any outstanding sub-scriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Other Company or any securities representing the right to pur-chase or otherwise receive any shares of capital stock or any other equity security of such Other Company.

          3.3 AUTHORITY; NO VIOLATION. (a) Seller has full corporate power and authority to execute and deliver this Agree-ment and to consummate the transactions contemplated hereby. The Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transac-tions contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller, the Bank or any of the Other Companies are neces-sary to approve this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contem-plated thereby have been duly and validly authorized by the Board of Directors of the Bank and by Seller as the sole stockholder of the Bank, and no other corporate proceedings on the part of Seller, the Bank or any of the Other Companies are necessary to approve the Bank Merger Agreement and to consummate the transac-tions contemplated thereby. This Agreement and the Bank Merger Agreement have been duly and validly executed and delivered by Seller and the Bank, as the case may be, and (assuming the due authorization, execution and delivery of this Agreement and the Bank Merger Agreement by Purchaser) each agreement constitutes a valid and binding obligation of Seller (or, in the case of the Bank Merger Agreement, of the Bank), enforceable against Seller (or, in the case of the Bank Merger Agreement, the Bank) in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b) Except as set forth in Section 3.3(b) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the Bank Merger Agreement by the Bank, nor the consummation by Seller or the Bank, as the case may be, of the transactions contemplated hereby or thereby, nor performance by Seller or the Bank of any of their respective obligations hereunder or thereunder (except for the transfer of the Excluded Assets to Seller or one of its Affiliates, as to which no representation is made in this Section 3.3(b)), will (i) violate any provision of the Certificate of Incorporation or By-Laws of Seller or the articles of incorporation, by-laws or similar governing documents of the Bank or any of the Other Companies or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate in any material respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction appli-cable to Seller, the Bank or any of the Other Companies, or any of their respective properties or assets, or (y) violate, con-flict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of an Encumbrance upon any of the respec-tive properties or assets of Seller, the Bank or any of the Other Companies under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller, the Bank or any of the Other Companies is a party, or by which Seller, the Bank or any of the Other Companies or any of their respective properties or assets may be bound or affected, which Violation, individually or in the aggregate with all other such Violations, would have a Material Adverse Effect. For purposes of this Agreement, any conflict, violation, default, result, right, termination, cancellation, acceleration, loss or creation of the type described in this Section 3.3(b) shall be referred to as a "Violation."

          3.4 CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, the Bank Merger Act and the Federal Reserve Act (the "FRA") and approval of such applications and notices, (b) the filing of any required applications or notices with the Federal Deposit Insurance Corporation (the "FDIC"), (c) the filing of any required applications with the Superintendent of Banks of the State of California and the Commissioner of the Department of Savings and Loan of the State of California and the approval of such applications and notices (the "State Banking Approvals"), (d) the filing of applications and notices, as applicable, with the Office of Thrift Supervision and the approv-al of such applications and notices, (e) such filings, authoriza-tions or approvals as may be set forth in Section 3.4 of the Seller Disclosure Schedule, and (f) the transfer of the Excluded Assets to Seller or any of its Affiliates, as to which no repre-sentation is made in this Section 3.4, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by Seller of this Agreement or by the Bank of the Bank Merger Agreement or (ii) the consummation by Seller or the Bank, as the case may be, of the transactions contemplated hereby or thereby.

          3.5 FINANCIAL STATEMENTS. Seller has previously delivered to Purchaser the audited consolidated balance sheets of the Bank and its Subsidiary as of December 31, 1993 and 1992 (the "Balance Sheet") and the related consolidated statements of earn-ings, stockholder's equity and cash flows and changes in finan-cial position for the years then ended (the "Income Statement") and the unaudited balance sheet of Security Co. as of December 31, 1993 and 1992 (the "Ancillary Company's Balance Sheets") and the related statements of earnings for the years then ended (the "Ancillary Company's Income Statements"). The Balance Sheet and Income Statement are sometimes collectively called the "Financial Statements". Except as set forth in the notes to the Financial Statements, the Financial Statements present fairly the consoli-dated financial position and results of operations of the Bank and its Subsidiary as of the dates and for the periods indicated therein and have been prepared in accordance with GAAP (including the related notes and schedules thereto) consistently applied during the periods involved (except as otherwise stated therein). The Ancillary Company's Balance Sheet and the Ancillary Company's Income Statement are sometimes collectively called the "Ancillary Company's Financial Statements." Except as set forth in the notes to the Ancillary Company's Financial Statements, the Ancillary Company's Financial Statements present fairly the financial position and results of operations of the Ancillary Company as of the dates and for the periods indicated therein and have been prepared in accordance with GAAP (including the related notes and schedules thereto) consistently applied during the periods involved (except as otherwise stated therein). All changes in accounting methods reflected in the Financial State-ments or the Ancillary Company's Financial Statements and all adjustments resulting from such changes were made in accordance with GAAP. The Bank maintains its reserve for loan losses in accordance with its policies, as such policies were in effect on December 31, 1993, which policies conform with GAAP, as applica-ble, and such reserves are at a level that is consistent with GAAP.

          3.6 BROKER'S FEES. Neither Seller nor the Bank nor any of the Other Companies has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contem-plated by this Agreement, except that Seller has engaged, and will pay a fee to Chemical Bank ("Chemical"), in accordance with the terms of a letter agreement (the "Letter Agreement") between Chemical and Seller. Neither the Bank nor any of the Other Companies has incurred any liabilities (x) pursuant to the Letter Agreement or (y) for any outside legal fees or expenses in connection with any of the transactions contemplated by this Agreement, except for liabilities to be paid in full prior to the Closing Date.

          3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be set forth in Section 3.7 of the Seller Disclosure Schedule and for any sale, transfer or other disposition of the Excluded Assets, since December 31, 1993: (a) neither the Bank nor any of the Other Companies has: (i) issued or sold any equity securi-ties; (ii) mortgaged, pledged or subjected to any lien or lease any of its assets, tangible or intangible, or permitted or suf-fered any such asset to be subjected to any lien or lease, except in the ordinary course of business; (iii) acquired or disposed of any assets or properties, or entered into any contract for any such acquisition or disposition, except acquisitions and disposi-tions effected in the ordinary course of business; (iv) solely with respect to the Bank and Security Co., and except for the declaration and payment of dividends in an aggregate amount less than or equal to the Permitted Dividend Amount, declared, paid, or set apart any sum or property for any dividend or other distribution or paid or transferred any funds or property to its shareholders or, directly or indirectly, redeemed or otherwise acquired any of its capital stock; (v) other than in the ordinary course of business, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount in effect as of December 31, 1993, granted any severance or termina-tion pay, entered into any contract to make or grant any sever-ance or termination pay, or paid any bonus; provided, however, that on the Closing Date the Bank may credit and award 401(k) employee match amounts pro-rated from the first day of the plan year to the Closing Date and short term management bonuses as if fully earned for 1994; (vi) forgiven or canceled any indebtedness or contractual obligation other than non-material amounts can-celed in the ordinary course of business; (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance;
(viii) entered into any lease of real or personal property, except for leases involving amounts entered into in the ordinary course of business; or (ix) entered into any other material transaction other than in the ordinary course of business; and
(b) no event has occurred or has failed to occur which has had or is reasonably expected to have, individually or in the aggregate with any other event(s), a Material Adverse Effect.

          3.8  LEGAL PROCEEDINGS.  Except as set forth in Section
3.8 of the Seller Disclosure Schedule or with respect to any of the Excluded Assets or Excluded Liabilities, neither the Bank nor any of the Other Companies is a party to any, and there are no pending or, to the best of Seller's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Bank, any of the Other Companies or any of their respective properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement which, if ad-versely determined, would, individually or in the aggregate, have a Material Adverse Effect, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Bank, any of the Other Companies or the properties or assets of the Bank or any of the Other Companies.

          3.9 TAX MATTERS. Except as set forth in Section 3.9 of the Seller Disclosure Schedule:

               (a) each of the Bank, the Other Companies and any affiliated, consolidated, combined, unitary or other such group of which the Bank or any of the Other Companies is or was a member have timely filed (or have properly requested an extension to file) all material Tax Returns required to be filed on or before the date hereof (and will timely file all such Tax Returns required to be filed on or before the Closing Date), all such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and accurate in all material respects.

               (b) Seller or the Bank have timely paid in full, or made adequate provision on the Financial Statements or the Ancillary Companies' Financial Statements in accordance with GAAP for the payment of, all Taxes that are due and payable with respect to such Tax Returns. Since December 31, 1993, neither the Bank nor any of the Other Companies has incurred any liabil-ity for Taxes other than (i) Taxes incurred in the ordinary course of business and (ii) Taxes that would not have a material adverse effect on the business or financial condition of the Bank or the Other Companies. There are no material differences between the book basis and the tax basis of any assets of the Bank or any of the Other Companies that are not accounted for by an accrual on the Financial Statements or the Ancillary Compa-nies' Financial Statements in accordance with GAAP. There are no currently pending administrative (excluding audit examinations) or judicial proceedings, deficiency or refund litigation of the Seller, the Bank or any of the Other Companies with respect to Taxes the adverse outcome of which would subject such entities to Tax, in the aggregate, in excess of $5,000,000.

               (c) Except with respect to any Excluded Asset, none of Seller, the Bank, any of the Other Companies, or any Affiliate or representative of any of them, has received any written notice of deficiency or assessment (or other written notice) from any Governmental Entity with respect to Taxes which has not been fully paid or finally settled, which asserts, or notifies the recipient of a claim for, Taxes of the Bank or any of the Other Companies, or for Taxes of any other party the payment of which would require the Bank or any of the Other Companies to make any payment to such other party pursuant to a tax sharing, payment or indemnification agreement or any other similar written arrangement to which the Bank or any of the Other Companies is a party. Any such disclosed notice of deficiency or assessment is being, or will be, contested in good faith through appropriate and timely proceedings, the status of which is de-scribed in Section 3.9 of the Seller Disclosure Schedule. There are no requests for rulings, outstanding subpoenas or requests for information with respect to Taxes of, or proposed reassess-ments of any property owned or leased by, the Bank or any of the Other Companies.

               (d) All federal and state income Tax Returns of the Bank and any of the Other Companies, including any Tax Returns of Seller (or any Affiliate of Seller) that include the Bank or any of the Other Companies, have been audited by the appropriate Governmental Entity or are closed by the applicable statute of limitations for all taxable periods through December 31, 1990. There are no pending audit examinations for taxable periods ending after December 31, 1990.

               (e) None of Seller, the Bank, any of the Other Companies, or any Affiliate or representative of any of them, with respect to any Tax Return of the Bank or any of the Other Companies, or with respect to any consolidated, combined, unitary or similar Tax Return that includes the Bank or any of the Other Companies, has executed any extension or waiver that is currently in effect of any statute of limitations on the assessment or collection of any Tax of the Bank or any of the Other Companies, or for Taxes of any other party the payment of which would require the Bank or any of the Other Companies to make any payment to such other party pursuant to a tax sharing, payment or indemnification agreement or any other similar written arrange-ment to which the Bank or any of the Other Companies are a party. No power of attorney that is currently in force has been granted by or with respect to Seller, the Bank or any of the Other Companies with respect to any matter relating to Taxes of the Bank or any of the Other Companies, or for Taxes of any other party the payment of which would require the Bank or any of the Other Companies to make any payment to such other party pursuant to a tax sharing, payment or indemnification agreement or any other similar written arrangement to which the Bank or any of the Other Companies are a party.

               (f) All Taxes which the Bank or any of the Other Companies is required by Law to withhold or to collect for payment (including, without limitation, any amounts required to be withheld or collected from employee wages, and any amounts required to be withheld or collected under Sections 1441, 1442 or 3406 of the Code or under any withholding provisions of state or local law) have been duly withheld and collected, and all such Taxes that are required to be paid or remitted to any Govern-mental Entity have been paid or remitted to the proper Govern-mental Entity in a proper and timely manner.

               (g) There are no liens with respect to Taxes upon any of the assets of the Bank or any of the Other Companies other than for Taxes not yet due and payable.

               (h) No election or consent under Section 341(f) of the Code has been made by or on behalf of the Bank or any of the Other Companies.

               (i) Neither the Bank nor any of the Other Compa-nies will be required to include any amounts in income for taxable years ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method, and none of Seller, the Bank or any of the Other Companies have any knowledge that any taxing authority has proposed any such adjustment or ac-counting change.

               (j) Neither the Bank nor any of the Other Compa-nies has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

               (k) Neither the Bank nor any of the Other Com-panies own any residual interest in a real estate mortgage investment conduit as defined in Section 860D of the Code.

               (l) None of the assets of the Bank or any of the Other Companies constitutes a taxable mortgage pool as defined in
Section 7701(i) of the Code.

               (m) Neither the Bank nor any of the Other Com-panies is, or has been during the applicable period specified in
Section 897(c)(1)(ii) of the Code, a United States real property holding company, as defined in Section 897(c)(2) of the Code.

               (n) None of the Bank or any of the Other Com-panies has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. No property of the Bank or any of the Other Companies is property that is or will be required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of
Section 168 of the Code.

               (o) Neither the Bank nor any of the Other Com-panies owns, directly or indirectly (including, without limita-tion, through partnerships, corporations or trusts), interests in real property which would be subject to any transfer or gains tax by reason of the transactions described herein (other than the transfer of the Excluded Assets as described herein). For purposes of this Section 3.9, interests in real property include, without limitation, titles in fee, leasehold interests, benefi-cial interests, encumbrances, development rights or other inter-ests with the right to use or occupy real property or the right to receive rents, profits or other income therefrom, or any options or contracts to acquire real property.

               (p) Neither the Bank nor any of the Other Compa-nies is a United States shareholder, as defined in Section 951(b) of the Code, of a controlled foreign corporation, as defined in
Section 957(a) of the Code.

               (q) Any adjustment of Taxes made by any taxing authority that is required to be reported to any other taxing authority has been so reported and any additional Taxes with respect thereto have been paid.

          3.10 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule, to the knowledge of Seller, the Bank and each of the Other Companies hold all licenses, franchises, permits and authorizations (each a "Licenses") necessary for the lawful conduct of their respective businesses (except for such Licenses the failure of which to hold would not, individually or in the aggregate with all other such Licenses not so held, have a Material Adverse Effect) under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Bank or any of the Other Companies, and neither the Bank nor any of the Other Companies knows of, or has received notice of, any material violations of any of the above. The representation contained in this Section 3.10 shall be breached, among other reasons, by any violation of the Americans with Disabilities Act (42 U.S.C. Section 12101, et seq.), the Equal Credit Opportunity Act (15 U.S.C. Section 1791, et seq.), the Fair Housing Act (42 U.S.C. Section 3601 et seq.), the Bank Secrecy Act (31 U.S.C. Section 5322 et seq.), and those provi-sions of the United States Code providing criminal penalties for the laundering of monetary instruments (18 U.S.C. Section 1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. Section 1957) which, individually or in the aggregate with any other such violations, would have or would reasonably be expected to have a Material Adverse Effect.

          3.11  PROPERTY.  Excluding with respect to the Excluded
Assets:

               (a) Section 3.11(a) of the Seller Disclosure Schedule contains a correct and complete schedule of all leases, subleases, and other agreements of like kind, as amended to date (collectively, the "Leases"), under which the Bank or any of the Other Companies occupies or has the right to occupy any real property in connection with the operation of the business of the Bank and of the Other Companies (the land, buildings and other improvements covered by the Leases being herein called the "Leased Real Property"). A representative of Purchaser has had an opportunity to review summaries of all Leases (including all modifications, amendments and supplements entered into by the Bank and its Subsidiaries). Each Lease is in full force and effect, and all rent and other sums and charges payable by or to the Bank or any of the Other Companies, as appropriate, as tenant, sublessor or sublessee thereunder are current.

               (b) Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, no notice of material default or termination under any Lease is outstanding, no termination event or condition or uncured material default on the part of the Bank or any of the Other Companies, as appropriate, or, to Seller's knowledge, on the part of the landlord or sublessor, exists under any Lease, and no event has occurred and no condition exists, and the consummation of the transactions contemplated by this Agree-ment and the Bank Merger Agreement (including without limitation the use of any leased property as a commercial banking organiza-
tion) will not create or result in an event or condition, which, with the giving of notice or the lapse of time or both, would constitute such a material default or termination event or condi-tion. Seller does not have any ownership interest in the land-lord under any Lease.

               (c) The Bank or one of the Other Companies is owner of good and marketable title to certain real property used in connection with the operation of the respective businesses of the Bank and each of the Other Companies as set forth in Section 3.11(c) of the Seller Disclosure Schedule ("Real Property") and the Real Property set forth on such Section 3.11(c) will consti-tute the only real property owned by the Bank or the Other Companies on the Closing Date other than any Removed Assets and any Other Real Estate acquired subsequent to the date of this Agreement. Except as set forth on Section 3.11(c) of the Seller Disclosure Schedule, all Real Property and all Leases are held free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except for (i) mechanics', carriers', warehousemen's, workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings, financing liens on furniture, fixtures and equipment and other imperfections of title or non-monetary encumbrances, if any, which do not materially detract from the value of the property subject thereto, (ii) easements, covenants, rights of way and other encumbrances or restrictions, of record, (iii) zoning and other similar restrictions, of record, (iv) unrecorded easements, covenants, rights of way or other restrictions which do not materially impair the use of the property to which they relate or (v) Encumbrances which do not materially adversely affect the use or value of such property.

          (d) None of Seller, the Bank or any of the Other Companies has received notice or has any knowledge of any pending or threatened condemnation proceeding affecting any Real Property or any real property held pursuant to a Lease which, if decided contrary to the interests of the Bank or any of the Other Compa-nies, would have a material adverse effect on the value or use of such Real Property or leased real property as currently used or reserved for use or of any sale or other disposition of the Real Property in lieu of condemnation.

          (e) Except as provided in the Leases, neither the Bank nor any of the Other Companies owns or holds, or is obligated under or a party to, any option, right of first refusal or any other material contractual right to purchase, acquire, sell or dispose of the Real Property or real property held pursuant to a Lease or any portion thereof or interest therein.

          3.12 EMPLOYEE BENEFIT PLANS. (a) Section 3.12 of the Seller Disclosure Schedule sets forth a true and complete list of each material Benefit Plan, arrangement or agreement (whether written or oral) that is maintained as of the date of this Agreement (the "Plans") by Seller, the Bank or any of the Other Companies. Except as indicated in Section 3.12 of the Seller Disclosure Schedule, Seller maintains such plans exclu-sively for the benefit of Bank Employees.

          (b) Seller has heretofore made available to Purchaser true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years,
(ii) the most recent determination letter from the Internal Revenue Service (if applicable) with respect to each such Plan,
(iii) any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements, and (iv) the annual return/report on IRS form 5500 or 5500-C/R for each Plan for the most recent plan year and the two previous plan years (if applicable).

          (c) Except as set forth in Section 3.12 of the Seller Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in compliance with applica-ble laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) and 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Seller, nothing has occurred since the date of such letter which would adversely affect such qualification,
(iii) no current or terminated Plan has ever been subject to Title IV of ERISA, (iv) no Plan which is a welfare benefit plan provides death or medical benefits (whether or not insured), with respect to current or former employees of the Bank or the Other Companies beyond their retirement or other termination of ser-vice, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Bank or the Other Companies or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) all contributions or other amounts payable by the Bank or the Other Companies as of the Closing Date with respect to each Plan, insurance policy, annuity contract or other funding agreement, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (vi) none of Seller, the Bank or the Other Companies has engaged in a transac-tion in connection with which the Bank would be subject to either a material civil penalty assessed pursuant to Section 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) no Plan is funded by a trust described in Section 501(c)(9) of the Code, (viii) the Bank and the Other Companies are in substantial compliance with all reporting and disclosure obligations under ERISA and the Code with respect to the Plans, including, without limitation, the requirements under Section 162 or Section 4980B of the Code with respect to employees covered under any Plan which is a "group health plan" within the meaning of Section 162(i) of the Code, and (ix) to the best knowledge of the Bank there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

               (d) Except as expressly described in Section 6.4 hereof, Seller and Purchaser acknowledge that nothing in this Agreement shall be construed as (i) requiring Purchaser to hire or to continue the employment of any or all of the Bank Employ-ees; (ii) vesting in any Bank Employee any right to continued employment; (iii) requiring Purchaser to continue or provide for any Bank Employee any particular employee benefit plan or pro-gram; or (iv) otherwise restricting the right of Purchaser to exercise its business judgment in the operation of the business of the Bank or the Other Companies following the Closing Date.

               3.13 INSURANCE. Seller and/or the Bank maintain with reputable insurers insurance and indemnity bonds providing coverage for the Bank and the Other Companies against all risks normally insured or bonded against by companies in similar lines of business as the Bank and the Other Companies. All such insurance policies and bonds are listed on Section 3.13 of the Seller Disclosure Schedule, and are blanket policies or bonds maintained by Seller and/or the Bank. As of the date hereof, to the knowledge of Seller, each such insurance policy or bond is in full force and effect, and, as of the date hereof, neither Seller, the Bank, nor any of the Other Companies has received notice or any other indication from any insurer or agent of any intent to cancel any such insurance policy or bond. All claims which the Bank or any of the Other Companies have under all such insurance policies and bonds, and all circumstances which could give rise to such a claim, have been submitted on a timely basis to the appropriate party, except for civil actions which in management's reasonable judgment would adversely impact worker's compensation insurance.

          3.14  CERTAIN CONTRACTS.  (a)  Except as set forth in
Section 3.14(a) of the Seller Disclosure Schedule, neither the Bank nor any of the Other Companies is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any di-rectors, officers, employees or consultants which provides for an obligation to pay and/or accrue compensation of $25,000 or more per annum, (ii) which, upon the consummation of the transactions contemplated by this Agreement and/or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Bank or any of the Other Compa-nies to any officer or employee thereof, (iii) which is an agreement (including data processing, software programming and licensing contracts) not terminable on 91 days or less notice (without payment or condition) involving the payment of more than $100,000 per annum, in the case of any such agreement with an individual, or $500,000 per annum, in the case of any other such agreement, (iv) which restricts the conduct of any line of business by the Bank or any of the Other Companies, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any stock option plan, stock appre-ciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement and/or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and/or the Bank Merger Agreement. Seller has previously made available to Purchaser true and correct copies of all (I) employment, consult-ing and deferred compensation agreements to which the Bank or any of the Other Companies is a party between the Bank or one of the Other Companies, on the one hand, and any Affiliate of Seller (other than the Bank and the Other Companies), on the other hand and (II) each Bank Contract (as defined below) in existence as of the date of this Agreement. Each contract, arrangement, commit-ment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Seller Disclosure Schedule, is referred to herein as a "Bank Con-tract", and neither the Bank nor any of the Other Companies knows of, or has received notice of, any material violation of any Bank Contract.

          (b) Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, (i) each Bank Contract is valid and binding and in full force and effect, (ii) the Bank and each of the Other Companies has in all material respects performed all obligations required to be performed by it to date under each Bank Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party under any such Bank Contract.

          3.15 AGREEMENTS WITH REGULATORY AGENCIES. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, none of Seller, the Bank or any of the Other Companies is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of under-standing with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Seller Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Seller, the Bank or any of the Other Companies been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. To the knowledge of Seller, none of Seller, the Bank, or any of the Other Compa-nies is the subject of a referral to either the United States Department of Justice or Department of Housing and Urban Develop-ment for alleged violation of either the Equal Credit Opportunity Act (15 U.S.C. Section 1791 et seq.) or the Fair Housing Act (42 U.S.C. Section 3601 et seq.), nor is it the target of an investi-gation by either such department for violation of either such statute.

          3.16 INVESTMENT SECURITIES. Section 3.16 of the Seller Disclosure Schedule sets forth the book and market value as of April 30, 1994 of the securities held by the Bank and the Other Companies (whether such securities have been designated as available for sale or held to maturity). Section 3.16 of the Seller Disclosure Schedule sets forth an investment securities report with respect to such securities which includes security descriptions, CUSIP numbers and book values, in each case as of April 30, 1994.

          3.17 ABSENCE OF CERTAIN BUSINESS PRACTICES. To the knowledge of Seller, the Bank and the Other Companies maintain and enforce policies and procedures which are reasonably believed to be adequate in light of current industry practice relating to illegal or improper gifts or similar benefits to customers, suppliers, governmental employees or other Persons who are or may be in a position to help or hinder the business of the Bank, any of the Other Companies, or any director, officer, employee, or lobbyist of any of them, or assist any of them in connection with any actual or proposed transaction and no such policy or proce-dure has been violated, which violation, individually or together with all other such violations, would have a Material Adverse Effect.

          3.18 UNDISCLOSED LIABILITIES. Except (a) as set forth in Section 3.18 of the Seller Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the Balance Sheet, (c) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1993 that, either alone or when combined with all similar liabilities, would not have, or be reasonably be expected to have, a Material Adverse Effect, and (d) the Excluded Liabili-ties, to the knowledge of Seller, neither the Bank nor any of the Other Companies has incurred any liability of any nature what-soever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

          3.19 BANK ACCOUNTS, POWERS. Schedule 3.19 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Bank or any of the Other Companies has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or, to the knowledge of Seller, to have access thereto.

          3.20 ADMINISTRATION OF FIDUCIARY ACCOUNTS. Except as set forth on Section 3.20 of the Seller Disclosure Schedule, each of the Bank and the Other Companies has properly administered in all material respects all accounts for which it acts as a fidu-ciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guard-ian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Bank nor the Other Companies nor any of their respective directors, officers or employees has committed any material breach of trust with respect to any such fiduciary account, and the accounting for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

          3.21  ENVIRONMENTAL MATTERS.  Except as set forth in
Section 3.21 of the Seller Disclosure Schedule or with respect to any of the Excluded Assets:

          (a) To the knowledge of Seller, each of the Bank and the Other Companies (whether as owner, operator, trustee, credi-tor or otherwise), the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable laws, rules, regulations, stan-dards and requirements of all federal, state, local and foreign laws and regulations relating to pollution or the environment (including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazard-ous Material, or otherwise relating to the manufacture, process-ing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material), except where noncompliance with any such law, rule, regulation, standard or requirement, together with all other instances of such noncompliance, would not have a Material Adverse Effect;

          (b) To the knowledge of the Seller, there is no suit, claim, action, proceeding, investigation or notice pending or threatened (or past or present actions, activities, circumstanc-es, conditions, events or incidents that could form the basis of any such suit, claim, action, proceeding, investigation or notice) before any Governmental Entity or other forum in which the Bank, any of the Other Companies, any Participation Facility or any Loan Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice the Bank, any of the Other Companies or any Participation Facility has retained or assumed either contractually or by operation of law) has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged noncompliance with any environmental law, rule or regulation or (y) relating to the release or threat-ened release into the environment of any Hazardous Material (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by the Bank or any of the Other Compa-nies ("Current Property"), any Participation Facility or any Loan Property which individually or in the aggregate, would have a Material Adverse Effect;

          (c) To the knowledge of Seller, during the period in which (x) the Bank or any of the Other Companies has owned, leased or operated any Current Property, (y) the Bank or any of the Other Companies has participated in the management of any Participation Facility, or (z) the Bank or any of the Other Companies has held a security interest in any Loan Property, there has been no release of Hazardous Material in, on, under or affecting any such property; and

          (d) Section 3.21 of the Seller Disclosure Schedule contains a list of all property owned, leased or operated by the Bank or the Other Companies which, to Seller's knowledge, may contain any asbestos-containing materials in greater than de minimis amounts, and clearly identifies Seller's basis for including any such property thereon.

          (e) The following definitions apply for purposes of this Section 3.21: (x) "Loan Property" means any property in which the Bank or any of the Other Companies holds a security interest but does not participate in the management of the property and therefore is not the owner or operator of such property; (y) "Participation Facility" means any facility in which the Bank or any of the Other Companies holds a security interest and actively participates in the management, where such security interest and active participation constitutes ownership or operation of such property by operation of law, or which the Bank or one of the Other Companies holds in trust, or as to which the Bank or one of the Other Companies acts as a trustee, or a business, manufacturing operation or land which the Bank or one of the Other Companies operates or in any way controls the disposition of and (z) "Hazardous Material" means any pollutant, contaminant, waste or hazardous or toxic substance or petroleum or petroleum product.

          3.22  DERIVATIVE TRANSACTIONS.  Except as set forth in
Section 3.22 of the Seller Disclosure Schedule, since December 31, 1993, neither the Bank nor any of the Other Companies has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments in an amount, individually or in the aggregate, greater than $100,000 notional. No contract or agreement relating thereto, were it to be a loan held by the Bank or any of the Other Companies, would be classified as "Special Mention", "Substandard", "Doubtful" or "Loss", or words of similar import. The financial position of the Bank and the Other Companies on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Bank and the Other Companies in accor-dance with GAAP consistently applied.

          3.23 INTERCOMPANY TRANSACTIONS. Section 3.23 of the Seller Disclosure Schedule sets forth all transactions subsequent to December 31, 1993 between the Bank or any of the Other Companies, on the one hand, and Seller or any of its Affiliates (other than the Bank or one of the Other Companies), on the other hand, which involve a payment or payments by either party thereto of $100,000 or more (other than purchases and sales of Federal Funds, allocations of corporate overhead, and employee salaries and benefits expenses).

          3.24 APPROVALS. As of the date of this Agreement, neither Seller nor the Bank knows of any reason specifically related to the business or operations of the Bank or any of the Other Companies why all of the Requisite Regulatory Approvals shall not be obtained without the imposition of a Burdensome Condition.

          3.25  [RESERVED].

          3.26 EXCLUDED ASSETS SCHEDULE. (a) The Excluded Assets Schedule, to the extent it relates to the REI Portfolio, is true, correct and complete and sets forth all of the assets of the Bank and the Other Companies as of the date of this Agreement which, as of such date, should be included on such schedule as part of the REI Portfolio.

               (b) The Excluded Assets Schedule, to the extent it relates to Excluded Assets other than the REI Portfolio, is a true, correct, and complete listing of such assets as they appear on the Bank's Criticized Asset Report, dated as of April 30, 1994, which was reviewed by the Bank's Asset Review Committee in the ordinary course of business.

          3.27  INTELLECTUAL PROPERTY.  Except as set forth in
Section 3.27 of the Seller Disclosure Schedule, the Bank and each of the Other Companies owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks, logos and trademarks used in their respective businesses, each of which is listed on Section 3.27 of the Seller Disclosure Sched-ule. Neither the Bank nor any of the Other Companies has re-ceived any notice of conflict with respect thereto that asserts the right of others.

          3.28  [RESERVED]

          3.29  DETAILED LISTING OF LOANS.   Section 3.29 of the
Seller Disclosure Schedule contains a complete and accurate listing, as of April 30, 1994, of trial balances of the Bank reflecting all loans and notes receivable of the Bank (except for credit card balances), including participations in loans, the outstanding principal balance of each such loan and note receiv-able and the past due status of each such loan or note receiv-able.

          3.30 EMPLOYEES AND INSIDER LOANS. Neither the Bank nor any of the Other Companies is a party to any collective bargaining agreement with any of its employees. The Bank and each of the Other Companies considers its respective employee relations to be satisfactory. Seller has previously provided Purchaser with a listing, current as of March 31, 1994, of all extensions of credit made to the Bank's executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation "O"), which listing is true, correct and complete in all material respects.

          3.31 DATA PROCESSING CONTRACTS. Section 3.31 of the Seller Disclosure Schedule contains a list of all software licenses, software leases, hardware maintenance agreements, hardware leases, software development agreements, telecommuni-cations agreements, consulting agreements, data processing agreements and other agreements or instruments of a similar nature to or by which the Bank or any of the Other Companies is a party or is bound and which involves the payment of more than $50,000 per annum or which has an unpaid balance in excess of such amount. Each of such licenses, leases, agreements or other instruments is referred to herein as a "Data Processing Con-tract." Seller has previously made available to Purchaser true and complete copies of all such Data Processing Contracts.
Except as set forth in Section 3.31 of the Seller Disclosure Schedule, the Bank and each of the Other Companies has in all material respects performed all obligations required to be performed by it to date under each Data Processing Contract and is unaware of any material violation of any Data Processing Contract or any conflict with the rights of others with respect to its use of the software or hardware which is the subject of the Data Processing Contract.

                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES
                          OF PURCHASER
                 ------------------------------

          Purchaser hereby represents and warrants to Seller as follows:

          4.1 CORPORATE ORGANIZATION. Purchaser is a banking corporation duly organized, validly existing and in good standing under the laws of the State of California. Purchaser has the corporate power and authority to own or lease all of its proper-ties and assets and to carry on its business as it is now being conducted.

          4.2 AUTHORITY; NO VIOLATION. (a) Purchaser has full corporate power and authority to execute and deliver this Agree-ment and the Bank Merger Agreement and to consummate the transac-tions contemplated hereby and thereby. The execution and deliv-ery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to consummate the transactions contem-plated hereby and thereby. This Agreement and the Bank Merger have been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery of this Agreement and the Bank Merger Agreement by Seller and the Bank, respectively) constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting credit-ors' rights and remedies generally.

          (b) Except as set forth in Section 4.2(b) of the Disclosure Schedule which is being delivered by Purchaser to Seller concurrently herewith (the "Purchaser Disclosure Sched-ule"), neither the execution and delivery of this Agreement or the Bank Merger Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of Purchaser, or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate in any material respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termi-nation of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which it or any of its properties or assets may be bound or affected.

          4.3 CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the Bank Merger Act and the FRA and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the Office of Thrift Supervision and the approval of such applications and notices, (c) the State Banking Approvals (as applicable) and (d) such filings, authorizations or approvals as may be set forth in
Section 4.3 of the Purchaser Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with
(i) the execution and delivery by Purchaser of this Agreement and the Bank Merger Agreement or (ii) the consummation by Purchaser of the transactions contemplated hereby or thereby.

          4.4 BROKER'S FEES. Purchaser has not employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

          4.5 FINANCING. On or prior to the Closing Date, Purchaser shall have sufficient funds to enable Purchaser to consummate the transactions contemplated hereby and to pay the fees and expenses required to be paid by Purchaser which are related thereto.

          4.6 ACQUISITION FOR INVESTMENT. Purchaser is acquir-ing the Shares for investment only and not with a view to any resale or other distribution thereof.

          4.7 APPROVALS. As of the date of this Agreement, Purchaser knows of no reason, specifically relating to its busi-ness or operations, why all of the Requisite Regulatory Approvals shall not be obtained without the imposition of a Burdensome Condition.

                            ARTICLE V

                            COVENANTS
                            ---------

          5.1 COVENANTS OF SELLER. During the period from the date of this Agreement and continuing until the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Purchaser, Seller shall use its best efforts to cause the Bank and the Other Companies to carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. Seller shall use its best efforts to cause the Bank and each of the Other Companies to use their best efforts to (x) preserve their respective business organizations, (y) keep available to them-selves and Purchaser the present services of their respective employees and (z) preserve for themselves and Purchaser the goodwill of their respective customers and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as necessary for the safe and sound operation of the Bank's business in the mutual judgment of the Bank and Purchaser or as required by law or as otherwise express-ly permitted by this Agreement or consented to in writing by Pur-chaser, Seller shall use its best efforts to ensure that none of the Bank or any of the Other Companies will:

               (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

               (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issu-ance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Bank or any of the Other Companies, or any securities con-vertible into or exercisable for any shares of the capital stock of the Bank or any of the Other Companies;

               (c)  issue, deliver or sell, or authorize or
propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

               (d) amend its Articles of Association, By-laws or other similar governing documents;

               (e) except with respect to any of the Excluded Assets, enter into, terminate, amend or renew any material lease or any contract which, if in existence on the date of this Agree-ment, would be required to be set forth in Section 3.14(a) of the Seller Disclosure Schedule (provided that for purposes of this paragraph (e), the references in clause (iii) of Section 3.14(a) to "$100,000" and "$500,000" shall be deemed to be references to "$50,000");

               (f)  except with respect to any of the Excluded
Assets, make any capital expenditures other than in the ordinary course of business and in an amount of no more than $50,000;

               (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity inter-est in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Bank, other than (i) with respect to any of the Excluded Assets or (ii) in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

               (h) take any action that results in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

               (i) change its methods of accounting in effect at December 31, 1993, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Bank's independent auditors;

               (j) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, re-new or terminate any Plan or any agreement, arrangement, plan or policy between the Banks or any of the Other Companies and one or more of its current or former directors, officers or employees or
(ii) except, with respect to the non-exempt employees, for normal increases in the ordinary course of business consistent with past practice in an amount with respect to any particular employee of no more than 3-1/2% on an annual basis for employees receiving $75,000 or more in annual salary or 5% on an annual basis for employees receiving less than $75,000 in annual salary, increase in any manner the compensation or fringe benefits of any direc-tor, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof or (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement;

               (k) other than activities in the ordinary course of business consistent with prior practice or with respect to any of the Excluded Assets, sell, lease, encumber, assign or other-wise dispose of or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements, or release or assign any indebtedness of any other Person held by it involving an amount, individually or in the aggregate, equal to or greater than $25,000;

               (l) other than in the ordinary course of business consistent with past practice or with respect to any of the Excluded Assets, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

               (m) file any application to relocate or terminate the operations of any banking office, ATM or loan production office;

               (n) commit any act or omission which constitutes a material breach or default by the Bank or any of the Other Companies under any Regulatory Agreement or other than with respect to any of the Excluded Assets or Excluded Liabilities under any material contract or material license to which the Bank or any of the Other Companies is a party or by which any of them or their respective properties is bound;

               (o) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices or with respect to any of the Excluded Assets;

               (p) take any action, or fail to take any action, which would cause the termination or cancellation by the FDIC of insurance in respect of the Bank's deposits;

               (q)  [reserved];

               (r) except with respect to any of the Excluded Assets, settle any claim, action or proceeding involving any liability of the Bank or any of the Other Companies for material money damages (or containing other material obligations of the Bank or any of the Other Companies);

               (s) hire additional officers or employees (except that employees may be hired to fill vacancies in existing posi-tions after five business days' notice to Purchaser);

               (t) except with respect to the Excluded Assets, make, renew, purchase, extend the maturity of (except to extend such maturity to a date on or before March 31, 1995 and in the ordinary course consistent with past practice), acquire a partic-ipation in, reacquire an interest in a participation sold, or alter any of the material terms of, (A) any loan to any single borrower and its related interests in excess of the principal amount of $500,000, or (B) any loan in any amount that is not in compliance with the Bank's normal credit underwriting standards, policies and procedures as in effect on the date hereof;

               (u) except with respect to the Excluded Assets, sell any securities, loans or other assets for a gain;

               (v)  purchase any securities, other than U.S.
Treasury securities with maturities of two years or less or U.S.
Government direct agency securities with maturities of two years or less;

               (w) fail to use all reasonable efforts to contin-ue to implement and enhance its existing compliance programs;

               (x) unless required by applicable law, introduce any material new service or product, institute any material new promotional effort or advertising campaign, change the pricing of products or services in any material way relative to the market except in the ordinary course of business, open or apply to open any new branch or other facility, or, in general, change its products and services in any material way from those in effect at the date of the Agreement;

               (y) purchase from any Affiliates of Seller assets in one or more transactions;

               (z) accept or renew any deposit instrument for a term greater than 365 days, except after prior consultation with Purchaser as to the material terms thereof; or

               (aa)  agree to do any of the foregoing.

          5.2 PERMITTED DIVIDENDS. Notwithstanding anything to the contrary contained in Section 5.1 of this Agreement, prior to the Closing Date, each of the Bank and Security Co. shall be permitted to declare and pay one or more dividends to Seller, as the sole holder of the Shares, in an aggregate amount equal to or less than the Permitted Dividend Amount.

          5.3 JOINT COVENANTS OF PURCHASER AND SELLER. (a) After the Closing, Purchaser and Seller shall provide, and shall cause each of their affiliates to provide, to the other party and its affiliates such information (including access to books and records) relating to each of the Bank and the Other Companies as either Purchaser and Seller may reasonably request in order to permit (i) the preparation of the Closing Adjustment Documents and (ii) (x) the preparation of Seller's 1994 audited consolidat-ed financial statements and any interim financial statements covering each fiscal quarter of Seller subsequent to September 30, 1994 but prior to the Closing Date and, if the Closing occurs after December 31, 1994, (y) the preparation of Purchaser's 1995 audited consolidated financial statements and any interim finan-cial statements covering each fiscal quarter of Purchaser prior to the Closing Date. Any information obtained pursuant to this
Section 5.3(a) from the other party shall be kept confidential except as may otherwise be necessary in preparing and disclosing the financial statements referred to in clause (ii) above.

               (b) Purchaser and Seller agree to retain or cause to be retained all books and records pertinent to the Bank and the Other Companies for any period or portion thereof ending on or prior to the Closing Date until the expiration of the applica-ble statute of limitations (giving effect to any and all exten-sions and waivers) and to abide by or cause compliance with all record retention policies of any of the Bank and the Other Compa-nies which have been made available to Purchaser prior to the date of this Agreement.

          5.4 D&O INDEMNIFICATION. Purchaser agrees that, except with respect to the matters described in Section 10.1(g), all rights to indemnification by the Bank existing as of the date of this Agreement in favor of each present and former director and officer of the Bank (each, an "Indemnified Party") as provid-ed in its Articles of Incorporation or By-Laws (the "Indemnifica-tion Provisions") shall be deemed to survive the sale and merger of the Bank and shall continue in full force and effect for a period of six years following the Closing Date; provided that any determination required to be made with respect to whether an officer's or directors' conduct complies with the standards set forth under California law and the Bank's Articles of Incorpora-tion and By-Laws shall be made by independent counsel mutually acceptable to the Indemnified Party and Purchaser. After the Closing Date, Purchaser shall not amend the Purchaser's Certifi-cate of Incorporation or By-Laws or the Indemnity Agreements in any manner which, with respect to conduct occurring prior to the Closing Date, adversely affects the rights of any party entitled to indemnification thereunder and hereunder, provided, however, that nothing contained in this Section 5.4 shall require Pur-chaser to amend its Certificate of Incorporation or By-Laws to include the Indemnification Provisions therein. Notwithstanding any provision contained herein, this Agreement shall not limit or reduce any rights of any Indemnified Party pursuant to the Indem-nity Agreements, which shall survive the sale and merger of the Bank and shall continue in full force and effect for the periods set forth therein. After the Closing Date, subject to Section 10.1(g), Purchaser shall perform the obligations of the Bank under the Indemnity Agreements attached to Seller's Disclosure Schedule (the "Indemnity Agreements") between the Bank and directors, former directors and officers of the Bank.

          5.5 MANAGEMENT AGREEMENTS. Seller has entered into the Management Agreements with certain key Bank employees, copies of which have previously been provided to Purchaser. Seller shall be responsible for payment of the Management Agreement Payments pursuant to such Management Agreements. Such Management Agreements shall not serve to limit the employee benefits to which such employees are otherwise entitled by law, the terms of this Agreement, the terms of the Bank's benefit plans, or the terms of benefit plans of the Purchaser to which they become entitled upon consummation of the Bank Merger. Except for the Management Agreement Payments under the Management Agreements for which Seller shall be responsible, the Bank or Purchaser shall be responsible for payment of all severance costs or expenses related to the key employees referred to above.

                           ARTICLE
                      ADDITIONAL AGREEMENTS

          6.1 REGULATORY MATTERS. (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement. Purchaser and Seller shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Purchaser or Seller, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contem-plated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. In exercis-ing the foregoing rights and obligations, each of the parties hereto shall act reasonably and as promptly as practicable.

               (b) Purchaser and Seller shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

               (c) Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

          6.2 ACCESS TO INFORMATION AND PERSONNEL. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Seller shall cause the Bank and each of the Other Companies to afford to the officers, employees, accoun-tants, counsel and other representatives of Purchaser reasonable access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, Seller shall cause the Bank and the Other Companies to make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state banking laws (other than reports or documents which the Bank is not permitted to disclose under applicable law) and (ii) all other information concerning the business, properties and personnel of the Bank and the Other Companies as Purchaser may reasonably request, including such information as Purchaser may reasonably request in order for it to determine whether to designate any Excluded Asset as a Removed Asset. Neither the Bank nor any of the Other Companies shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agree-ment. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the re-strictions of the preceding sentence apply. Purchaser will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the existing confidenti-ality agreement between Purchaser and Seller (the "Confidential-ity Agreement").

               (b) No investigation by Purchaser or its repre-sentatives shall affect the representations, warranties or indemnification obligations of Seller set forth herein.

          6.3 LEGAL CONDITIONS TO TRANSACTION. Each of Purchas-er and Seller shall, and shall use its best efforts to cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated by this Agreement and the Bank Merger Agreement and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authoriza-tion, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Purchaser or Seller or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order or approval or exemption is likely, in the reasonable opinion of such party's Board of Directors, to result in the imposition of a Burdensome Condition.

          6.4 EMPLOYEE MATTERS. (a) Following the Closing, except as otherwise set forth in Section 5.5 hereof, none of Pur-chaser or Purchaser's Affiliates shall have and will assume any liability or obligation whatsoever under the Management Agree-ments.

               (b) Unless otherwise determined, Benefit Plans in effect at the date of this Agreement may remain in effect tempo-rarily after the Closing Date with respect to Bank Employees cov-ered by Benefit Plans on the Closing Date. Seller shall use its best efforts to cause the full cooperation with Purchaser, including the furnishing of all relevant information and docu-mentation requested by Purchaser, to facilitate the transfer to a plan established or maintained by Purchaser of the liabilities and assets of the Bank's defined contribution plan. Seller shall use its best efforts to cause to be amended to comply with all applicable federal laws in effect as of the Closing Date any defined contribution plan that will either be assumed by Purchas-er or be transferred to or merged with a plan established or maintained by Purchaser.

               (c) Purchaser shall take all steps as are re-quired so that Bank Employees who become or remain employees of Purchaser, including those who have not received a notice of termination of employment within 90 days of the Closing Date (the "Continuing Employees"), shall become participants in Purchaser's employee benefit plans pursuant to the terms and conditions of such plans; provided, however, that Bank Employees who are not Continuing Employees shall not participate in Purchaser's defined benefit or defined contribution plans. Upon consummation of the Bank Merger, Continuing Employees shall become regular employees, rather than employees classified as "temporary" or "contract" workers.

               (d) Continuing Employees will have all of their years of past service with the Bank and the Other Companies as though they had been employees of Purchaser credited for (i) eligibility for participation and vesting in Purchaser's defined benefit plan; (ii) eligibility for participation and vesting in Purchaser's defined contribution plan; and (iii) vacation bene-fits and severance pay; provided, however, that (x) no Bank Em-ployee shall be eligible for retiree medical or have past service credited for purposes of calculating the accrued benefit under Purchaser's defined benefit plan; and (y) no more than 1040 sick hours for full-time or modified full-time employees and no more than 40 hours of accrued vacation may be carried over to Purchas-er in respect of those Bank Employees who have accumulated such days on the records of the Bank or the Other Companies.

               (e) To the extent that any Bank Employee has satisfied, in whole or in part, any annual deductible under a welfare benefit plan, or has paid any out-of-pocket expenses pursuant to any welfare benefit plan co-insurance provision, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the benefit plans and programs provided to Bank Employees by Pur-chaser, and such plans and programs shall be applied without regard to any limitations relating to pre-existing conditions or required physical examinations that would not otherwise apply under the respective welfare benefit plans of Purchaser, if such Bank Employees had participated in the Bank's welfare benefit plans for a period of six months immediately preceding the Closing Date.

               (f) Continuing Employees shall be eligible to participate in stock plans, bonus plans and other such incentive plans of Purchaser on the same basis as other similarly situated employees of the Purchaser.

               (g)  Purchaser shall make available to Bank
Employees whose employment is terminated as a result of the transactions contemplated hereby at least 30 days notice of termination. Purchaser shall also provide to such employees the information regularly made available to Purchaser's employees concerning employment positions available with Purchaser to enable such Bank Employees to apply for such positions. Purchas-er shall consider such applications on the same basis as any other employee of Purchaser having comparable seniority and shall credit years of service with the Bank in determining such senior-ity (if such seniority applies).

               (h) On the Closing Date, Purchaser shall estab-lish and maintain, for one year after the Closing Date, a sever-ance plan for the benefit of Bank Employees (the "Acquisition Severance Plan"), a copy of which is attached hereto as Schedule 6.4(h). Such severance plan will recognize service with the Bank and/or the Other Companies prior to the Closing Date. No Bank Employee who has received a cash lump sum severance benefit from any severance arrangement of the Bank or the Other Companies or a cash lump sum payment from any employment agreement in respect of termination of employment shall receive a cash lump sum or salary continuation severance benefit under Purchaser's Acquisition Severance Plan. Thereafter, Bank Employees shall receive sever-ance benefits under the same severance plan as Purchaser makes available to its employees generally.

          6.5 ADVICE OF CHANGES. Each of Purchaser and Seller shall promptly advise the other party of any change or event which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Closing Date, each party will promptly supplement or amend the Disclosure Schedules delivered to the other party in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. In any event, no later than five Business Days prior to the Closing Date, each party shall supplement or amend, as necessary, such Disclosure Schedules. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 7.2(a) or 7.3(a) hereof, as the case may be, the accuracy of the representations or warranties of any party set forth herein, the compliance by Seller or Purchaser, as the case may be, with the respective covenants set forth herein or the obligation of Seller or Purchaser to indemnify each other or any other Person pursuant to Articles IX or X hereof.

          6.6 CURRENT INFORMATION. During the period from the date of this Agreement to the Closing Date, Seller will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Purchaser and to report the general status of the ongoing operations of the Bank and the Other Companies. Seller will promptly notify Purchaser of any material change in the normal course of business or in the operation of the properties of the Bank or any of the Other Companies and of any governmental com-plaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Bank or any of the Other Companies, and will keep Purchaser fully informed of such events. Starting immediately after the date hereof, Seller shall cause the Bank and the Other Companies to promptly provide Purchaser monthly unaudited balance sheets and income statements, loan delinquency reports, reports of all new or renewed loans made, investment reports, production reports and such other reports and materials as are normally prepared and provided to the Board of Directors or senior management officials of the Bank and the Other Companies, or as otherwise may be reasonably re-quested by Purchaser, excluding, however, those documents which are subject to confidentiality restrictions until appropriate consents are obtained. Any such reports and materials shall be provided to the Purchaser subject to the terms of the Confi-dentiality Agreement.

          6.7 CERTAIN REVALUATIONS, CHANGES AND ADJUSTMENTS. On or not more than 5 days before the Closing Date, upon the request of Purchaser, Seller shall, and shall cause the Bank to, consis-tent with GAAP, make such accounting entries and adjustments as Purchaser shall provide to Seller and the Bank; provided, howev-er, that the Bank shall not be required to take such action unless Purchaser agrees in writing that all conditions to Purcha-ser's obligations to closing set forth in Article VII (other than the conditions relating to the receipt of officer's certificates and legal opinions) have been satisfied or waived; provided fur-ther, that the Bank shall not be required to take such action which would (i) require any notice to or approval by any Govern-mental Entity, (ii) violate any Law, and the taking of such action shall not constitute evidence of any breach of any repre-sentation or warranty set forth in Article III or (iii) reduce the income of the Bank included in the consolidated financial statements of Seller or otherwise adversely affect Seller.

          6.8 INTERCOMPANY ACCOUNTS SETTLEMENT. Prior to Closing, (i) the Bank and the Other Companies shall pay and discharge all amounts of intercompany indebtedness (including but not limited to any such amounts in respect of, or attributable to, Taxes) owed by the Bank or any of the Other Companies to Seller or any Affiliate of Seller other than the Bank or any of the Other Companies and (ii) Seller shall pay and discharge (or cause to be paid and discharged) all amounts of intercompany indebtedness (including but not limited to any such amounts in respect of, or attributable to, Taxes) owed by Seller or any Affiliate of Seller other than the Bank or any of the Other Companies to the Bank or any of the Other Companies, in either case, other than current indebtedness incurred in the ordinary course of business between Seller or any of its Affiliates (other than the Bank or any of the Other Companies), on the one hand, and the Bank or any of the Other Companies, on the other hand, consistent with past practices for services that will continue to be provided in the ordinary course of business following the Closing. The calculation of the amount of indebtedness of Seller to the Bank shall include any deferred tax asset maintained on the books of the Bank as of the Closing Date and attributable to the Excluded Assets. The Excluded Assets Schedule sets forth any deferred tax asset attributable to the Excluded Assets as of April 30, 1994.

          will, and will cause each of its Affiliates (other than the Bank or any of the Other Companies) to, terminate, effective at or prior to Closing, in accordance with their terms, any and all tax sharing or allocation agreements and (except as expressly contem-plated herein or set forth in Section 6.9 of the Seller Disclo-sure Schedule) any other agreements then in effect (except with respect to the agreements relating to the transfer of the Exclud-ed Assets and the Excluded Liabilities) as between Seller, any Affiliate of Seller (other than the Bank or any of the Other
Companies) or any predecessor thereof, on the one hand, and the Bank or any of the Other Companies, on the other hand, and, at such time, all rights under any such agreement shall terminate, and all liabilities under any such agreement shall be paid and discharged in accordance with the provisions of Section 6.8.

          6.10 COVENANTS NOT TO COMPETE AND SOLICIT. From and after the Closing Date and continuing until the fifth anniversary thereof, Seller shall not, and shall not permit any of its Subsidiaries to: (a) acquire any bank or thrift institution chartered or having depository institutions located in the County of Sacramento, California or any county contiguous thereto, except in connection with Seller's or any of its Affiliates' acquisition of or by, or merger with, any bank holding company or thrift holding company for which both of the following applies:
(i) the bank holding company or thrift holding company is not headquartered in California and (ii) the majority of the aggre-gate assets held by the Subsidiaries of the bank holding company or thrift holding company are held outside California; (b) except as permitted under clause (a) of this Section 6.10, acquire or establish in the County of Sacramento, California or any county contiguous thereto any office which is engaged in the business of accepting deposits within the meaning of 12 U.S.C. Section 36(f) or originating mortgage loans (except with respect to the Ex-cluded Assets). $10 million of the total Share Purchase Price shall be allocated to, and shall be considered to have been paid by Purchaser in consideration of, the agreements contained in this Section 6.10.

          6.11 ASSISTANCE IN CONVERSION OF DATA PROCESSING AND CONSOLIDATION OF OPERATIONS. At Purchaser's expense and direc-tion, from the date hereof through the Closing Date and consis-tent with the performance of their day-to-day operations and the continuous operation of the Bank in the ordinary course of business, Seller shall, and shall cause the Bank and the Other Companies to, use its reasonable best efforts to provide data processing support, including support from its outside contrac-tors, to assist Purchaser in performing all tasks reasonably re-quired to result in a successful conversion of Seller's and the Bank's data to Purchaser's production environment, when requested by Purchaser and with a view towards causing a successful conver-sion to occur within sixty (60) days after the Closing Date. Among other things, Seller shall, and shall use its best efforts to cause the Bank, to:

               (a)  Cooperate with Purchaser to establish a
mutually agreeable project plan to effectuate the conversion;

               (b) Use reasonable best efforts to ensure that Seller's and the Bank's outside contractors shall continue to support both the conversion effort and Seller's and the Bank's processing needs until the conversion can be accomplished, in all cases consistent with Purchaser's schedule for implementing and completing the conversion, and Purchaser shall use its best efforts to complete the conversion as soon as possible after the Closing;

               (c) Use their reasonable best efforts to obtain, at Purchaser's expense, all data files and layouts requested by Purchaser for use in planning the conversion, as soon as possible after the execution of this Agreement;

               (d) Provide reasonable access to personnel at the Bank's headquarters, all branches and at outside contractors to use their best efforts to enable the conversion effort to be com-pleted on schedule; and

               (e) Cooperate with Purchaser in terminating as of the conversion, obtaining consent to transfer to Purchaser as of the Closing, obtaining consent to any joint processing in connec-tion with Purchaser's testing of the software under, and/or obtaining consent to disseminate confidential information to Purchaser under, any and all of the Data Processing Contracts, in each case as directed by Purchaser. Without limitation of the foregoing, Seller will cause notice of termination to be served with respect to the Agreement for Data Processing Services dated January 16, 1985, as amended, between the Bank and Electronic Data Systems Corporation (the "EDS Agreement") within thirty (30) days following the execution of this Agreement; provided, howev-er, that any such notice shall specify, among other things, that
(i) the effective date of termination of the EDS Agreement shall occur no earlier than the Closing Date and (ii) in the event the Closing does not occur and this Agreement is terminated in accordance with its terms, Seller reserves the right to cause such notice to be withdrawn; and provided, further, that Purchas-er hereby agrees that it shall be liable for all costs, expenses, payments or penalties of any kind incurred in connection with termination of the EDS Agreement.

          6.12  [RESERVED]

          6.13  GENERAL NOTICES TO DEPOSITORS.

               (a) Seller shall provide the Purchaser an inter-mediate customer list of the deposit accounts of the Bank as of the month-end prior to the giving of the notice referred to in
Section 6.13(b) of this Agreement.

               (b) After receipt of all of the Requisite Regula-tory Approvals (other than the expiration of all statutory waiting periods relating thereto) and prior to the Closing, Seller shall, if requested to do so by Purchaser (and provided that Seller does not reasonably object to taking such action), notify the holders of the deposits of the Bank that, subject to satisfaction of the conditions to Closing contained herein, Purchaser will assume the liability for such deposits as a result of the consummation of the Bank Merger. Such notification(s), if any, shall, at Purchaser's option, include notice that Purchaser shall not continue services to depositors provided by the Bank but not routinely offered by Purchaser and notice with respect to the anticipated closing of any of the Bank's branch offices. The notification(s) shall be based on the list referred to in Section 6.13(a) of this Agreement and a listing maintained at the branch offices of the Bank of the new accounts opened since the date of such list. Seller shall provide Purchaser with the documentation of such listing up to the date of Seller's mailing. Prior to the Closing, unless Seller shall reasonably object, Purchaser shall send notification(s) to the appropriate holders setting out the details of its administration of the assumed accounts. Each party shall obtain the approval of the other of its notification letter(s), which approval shall not be unreasonably withheld, and Purchaser shall bear the cost of such mailings.

          6.14  COMPLIANCE WITH LOAN AGREEMENTS.

               Seller shall cause Sacramento Properties Holdings, Inc. ("SPHI") to comply with the terms of the applicable loan documentation relating to the approximately $8.9 million loan, dated March 10, 1992, made by the Bank to SPHI, including without limitation the obligation to pay such loan in full at its stated contractual maturity.

          6.15 DIRECTORS' AND OFFICERS INSURANCE. If requested to do so by Purchaser, Seller shall use its best efforts to cause to remain in effect, or obtain supplemental policies or endorse-ments to continue, its current policies of directors' and office-rs' liability insurance with respect to claims relating to facts or events which occurred prior to the Closing Date, provided that all costs incurred in connection therewith shall be paid by Purchaser.

          6.16 COLLAPSE OF SECURITY CO. Seller shall use its best efforts to cause Security Co. to merge with and into the Bank prior to the Closing Date (the "Security Co. Merger"), provided that all reasonable costs incurred in connection there-with and all transactions directly related thereto shall be paid by Purchaser, including, without limitation, attorneys' fees.


          6.17 SERP LIABILITY. Seller shall have accrued as a liability on the Closing Date Balance Sheet the entire amount of the then accrued retirement benefits under the Bank's Supplemen-tal Executive Retirement Plan based on a report from Towers Perrin dated no earlier than 30 days prior to the Closing Date and no later than the date immediately prior to the Closing Date.

                           ARTICLE VII

                      CONDITIONS PRECEDENT
                      --------------------

          7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
THE CLOSING. The respective obligation of each party to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

               (a) REGULATORY APPROVALS. All regulatory approv-als required to consummate the transactions contemplated hereby (including, without limitation, the Bank Merger and the transfer to Seller of the Excluded Assets and the Excluded Liabilities) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

               (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement (including, without limitation, the Bank Merger and the transfer to Seller of the Excluded Assets and Excluded Liabilities) (an "Injunction") shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement (including, without limitation, the Bank Merger and the transfer to Seller of the Excluded Assets and Excluded Liabilities).

          7.2 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to effect the Closing is also subject to the satisfaction or waiver by Purchaser on or prior to the Closing of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The repre-sentations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Purchaser shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect. The giving of said certificate shall constitute a representation and warranty of Seller with respect to the matters set forth therein.

               (b) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed (or shall have caused the Bank and the Other Companies to perform, as appropriate) in all material respects all obligations required to be performed by it under this Agree-ment at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect. The giving of said certificate shall constitute a representation and warranty of Seller with respect to the matters set forth therein.

               (c) CONSENTS UNDER AGREEMENTS. The consent, ap-proval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(a)) whose consent or approval shall be required in order to prevent a Violation of the type described in Section 3.3(b) hereof shall have been obtained.

               (d) NO PENDING GOVERNMENTAL ACTIONS. No proceed-ing initiated by any Governmental Entity seeking an Injunction shall be pending.

               (e) LEGAL OPINION. Purchaser shall have received the opinions of Donovan Leisure Newton & Irvine, counsel to Seller, and of Manatt, Phelps & Phillips, counsel to the Bank, each dated the Closing Date, substantially to the effect attached hereto as Exhibit 7.2(e)(i) and Exhibit 7.2(e)(ii), respectively. As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal or California law, such counsel may rely upon the certificates of officers and directors of Seller and of public officials and opinions of local counsel, reasonably acceptable to Purchaser, provided a copy of such reliance opinion shall be attached as an exhibit to the opinion of such counsel.

               (f) NO BURDENSOME CONDITION. None of the Requi-site Regulatory Approvals shall contain any condition or require-ment (a "Burdensome Condition") relating to Purchaser, any of Purchaser's Affiliates, the Bank or any of the Other Companies which would or would reasonably be expected to so materially adversely impact the economic or business benefits of the trans-actions contemplated hereby (including, without limitation, the Bank Merger) so as to render inadvisable, in the reasonable good faith judgment of the Board of Directors of Purchaser, the consummation of such transactions.

               (g) RESERVES. Reserves from general valuation allowance and allowance for loan loss, whether specific or gener-al, reflected on the books and records of the Bank at Closing (after giving effect to the Excluded Assets Closing but not including any pre-closing adjustment made under Section 6.7) in accordance with GAAP shall not be less than $22.265 million.

               (h) PASS LAND LOANS. The aggregate net book value reflected on the books and records of the Bank at Closing in accordance with GAAP of the Pass Land Loan Portfolio, together with the aggregate amount of unfunded commitments with respect to loans which, if funded, would be included in the Pass Land Loan Portfolio, shall not be more than $40.4 million.

               (i) ABSENCE OF CERTAIN VIOLATIONS. No Govern-mental Entity shall have asserted that the Bank or any of the Other Companies has violated the Equal Credit Opportunity Act (15 U.S.C. Section 1791 et seq.), the Fair Housing Act (42 U.S.C.
Section 3601 et seq.), the Bank Secrecy Act (31 U.S.C. Section 5322 et seq.), or either of those provisions of the United States Code providing criminal penalties for the laundering of monetary instruments (18 U.S.C. Section 1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. Section 1957), and no such violation shall have occurred, which violation has not been substantially cured in all material respects, and the Bank shall not be subject to any prosecution, administrative censure or other action or proceeding by reason thereof; provided, however, that the condition con-tained in this Section 7.2(i) shall be deemed to be satisfied unless (i) any such assertion, violation, action or proceeding, individually or in the aggregate with other such assertions, violations, actions or proceedings, would reasonably be expected to have a material adverse effect on the ability of Purchaser or any of Purchaser's Affiliates to obtain in due course any re-quired regulatory approvals with respect to future mergers or acquisitions or other activities without the imposition of any condition which relates to Purchaser or any of its Affiliates which would be unduly burdensome to any of them and (ii) Purchas-er delivers to Seller a written notice specifying in reasonable detail its grounds for claiming that the condition contained in this Section 7.2(i) has not been satisfied.

               (j) STOCKHOLDERS EQUITY. The sum of the (i) consolidated stockholders equity of the Bank and its Subsidiary and (ii) the stockholders equity of Security Co., each as of the Closing Date and each as determined in accordance with GAAP, applied on the same basis as would be applied in connection with the preparation of the Closing Date Balance Sheets, plus the amount of any after-tax unrealized losses on investment securi-ties which decreased stockholder equity and less the amount of any after-tax unrealized gains on investment securities which increased stockholders equity and any portion of the Permitted Dividend Amount which shall not have been previously paid or accrued on such books and records, shall not be less than $201.6 million.

          (k) RESIGNATIONS. Seller shall have delivered to Purchaser duly signed resignations, effective immediately upon consummation of the Closing, of all directors of the Bank and the Other Companies.

          7.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obli-gation of Seller to effect the Closing is also subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The repre-sentations and warranties of Purchaser set forth in this Agree-ment shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such represen-tations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.
Seller shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to the foregoing effect. The giving of said certificate shall constitute a representation and warranty of Purchaser with respect to the matters set forth therein.

               (b) PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect. The giving of said certificate shall constitute a representation and warranty of Purchaser with respect to the matters set forth therein.

               (c) NO PENDING GOVERNMENTAL ACTIONS. No proceed-ing initiated by any Governmental Entity seeking an Injunction shall be pending.

               (d) LEGAL OPINION. Seller shall have received the opinion of Purchaser's general counsel, dated the Closing Date, substantially to the effect attached hereto as Exhibit 7.3(d). As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal or Cali-fornia law, such counsel may rely upon the certificates of officers and directors of Purchaser and of public officials and opinions of local counsel, reasonably acceptable to Seller, provided a copy of such reliance opinions shall be attached as an exhibit to the opinion of such counsel.

               (e) NO BURDENSOME CONDITION. None of the Requi-site Regulatory Approvals shall contain any condition or require-ment relating to Seller or any of Seller's Affiliates which would or would reasonably be expected to so materially adversely impact the economic or business benefits to Seller of the transactions contemplated hereby so as to render inadvisable, in the reason-able good faith judgment of the Board of Directors of Seller, the consummation of such transactions.


                          ARTICLE VIII

                    TERMINATION AND AMENDMENT
                    -------------------------

          8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by mutual consent of Purchaser and Seller in a written instrument, if the Board of Directors of each so deter-mines by a vote of a majority of the members of its entire Board;

               (b) by either Purchaser or Seller upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulato-ry Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agree-ment to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement (including, without limitation, the Bank Merger);

               (c) by either Purchaser or Seller if the Closing shall not have occurred on or before March 31, 1995;

               (d) by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or

               (e) by either Seller or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five (45) days following receipt by the breaching party of written notice of such breach from the other party hereto. For purposes of this Section 8.1(e) of this Agreement, Seller shall be deemed to have breached any covenant contained in this Agree-ment if, notwithstanding Seller's best efforts, the Bank or any of the Other Companies shall take or fail to take any of the actions which Seller has agreed to use its best efforts to cause the Bank and the Other Companies to take or refrain from taking.

          8.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a), and Sections 8.2 and 11.1 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          8.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Direc-tors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.4 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subse-quent or other failure.

                           ARTICLE IX

                       CERTAIN TAX MATTERS
                       -------------------

          9.1 TAX RETURNS, PAYMENT OF TAXES, TRANSFER TAXES, REFUNDS AND WITHHOLDING. (a) Seller shall prepare and file, or shall cause to be prepared and filed on a timely basis, all Tax Returns of, or which include, the Bank or any of the Other Companies (including any amendment thereto), which are due to be filed (giving effect to any extension of time to file) on or prior to the Closing Date. Seller shall include the Bank and the Other Companies for the taxable period ending on the Closing Date in its consolidated federal income Tax Return for the calendar year in which the Closing Date occurs, and Purchaser shall prepare, or shall cause, the Bank and the Other Companies to prepare, consistent with prior practice of the Bank, and deliver to Seller no later than July 15th of the calendar year following the calendar year in which the Closing Date occurs, all relevant Tax schedules and forms relating to the Bank and the Other Companies to permit their inclusion in such consolidated federal income Tax Return. Seller shall use its best efforts to cause the Bank and the Other Companies to conduct their affairs such that any Tax Returns due after the Closing Date can be completed and filed on a timely basis. Seller shall pay, or shall cause to be paid, and shall indemnify and hold Purchaser and each of its Affiliates harmless against any Losses relating to Taxes with respect to the Bank or any of the Other Companies for all taxable periods ending on or prior to the Closing Date, including the taxable period ending as of the close of business on the Closing Date (each, a "Pre-Closing Period") and including any liability for Taxes arising as a result of Treasury Regulation Sec-tion 1.1502-6 or any equivalent provision under state or local tax law. Purchaser shall prepare and file, or shall cause to be prepared and filed, all Tax Returns (other than the consolidated return) relating to the Bank or any of the Other Companies that are due after the Closing Date. Upon written request by the Seller, Seller may reasonably consult with Purchaser concerning the preparation of any California Franchise Tax Return for a Pre-Closing Period. Purchaser shall pay, or cause to be paid, and shall indemnify and hold Seller and any of its Affiliates harm-less against any Losses relating to Taxes with respect to the Bank and the Other Companies for all taxable periods which do not constitute Pre-Closing Periods, except as otherwise provided in
Section 9.1(b) and for Tax consequences, if any, arising as a result of the Bank Merger. Seller shall indemnify and hold Pur-chaser and each of its Affiliates harmless against all out-of-pocket costs and expenses incurred by Purchaser, the Bank or the Other Companies after the Closing Date in connection with the preparation (consistent with past practice) of Tax Returns, Tax schedules or forms of, or which include, the Bank or the Other Companies for any taxable period ending on or before the Closing Date to the extent that such costs exceed the amounts reserved therefor on the Closing Date Balance Sheets. Such costs and expenses shall be reimbursed to Purchaser by Seller upon submis-sion of invoices or other receipts therefor.

               (b) Any taxable period of the Bank or any of the Other Companies that begins before the Closing Date and ends after the Closing Date shall constitute a "Straddle Period" for purposes of this Agreement. In the case of a Straddle Period, Seller shall be solely responsible for all Taxes attributable to the portion of the period ending on, and which includes, the Closing Date and the Purchaser shall be solely responsible for all Taxes attributable to the portion of the period which begins after the Closing Date. For purposes of this Agreement, the portion of any Tax that is attributable to the portion of a Straddle Period up to and including the Closing Date shall be (i) in the case of a Tax that is not based on net income, gross income, sales or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on any of net income, gross income, sales or gross receipts, the Tax that would be due with respect to the portion of the Straddle Period through and including the Closing Date, if such portion of the Straddle Period were a separate taxable Pre-Closing Period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis, provided, however, that notwithstanding any contrary provision of this
Section 9.1, real property taxes shall be allocated in the manner set forth in Section 164(d) of the Code.

               (c) Notwithstanding paragraphs (a) and (b) of this Section 9.1, Seller shall have no obligation to pay, or indemnify Purchaser or any of its Affiliates in respect of, any Tax (other than federal income Tax) unless and to the extent that such Tax, when added to any other Tax not paid or indemnified by Seller by reason of this paragraph (c), exceeds the provision for Taxes on the Closing Date Balance Sheets (with the exclusion of any deferred Taxes).

               (d) In the case of any Tax Return for any Strad-dle Period, the Purchaser shall provide Seller with copies of the completed Tax Return for such taxable period, together with such related work papers and other documents as Seller shall reason-ably request, no later than 30 days before the due date for the filing of such Tax Return. Seller and its authorized repre-sentatives shall have the right to review the Tax Returns re-ceived from the Purchaser pursuant to the terms of this Section 9.1(d). If and to the extent that the portion of any Tax relat-ing to a Straddle Period that is attributable to Seller pursuant to Section 9.1(b) hereof exceeds the amount by which the Permit-ted Dividend Amount was reduced in respect of such Tax, Seller shall pay such excess to the Bank no less than 5 days before the due date of the filing of the Tax Return in respect of such Tax. If and to the extent that the excess by which the Permitted Dividend Amount was reduced in respect of any Tax exceeded the amount attributable to Seller pursuant to Section 9.1(b) hereof, Purchaser shall pay such excess to Seller no later than 3 days after the due date of the filing of the Tax Return in respect of such Tax. Seller and the Purchaser agree to consult each other and resolve in good faith any issues arising under the terms of this Section 9.1(d) as a result of the review of any such Tax Returns received from the Purchaser. If the parties are unable to resolve any dispute within 60 business days after the receipt of any such Tax Returns, the parties shall resort to the method of dispute resolution provided in Section 9.4 hereof. If such disputes have not been resolved prior to the due date for filing of such Tax Return, the Tax Return in question, to the extent any issues thereon remain unresolved, shall be filed in accordance with the positions taken by the Purchaser, provided that the fact that such Tax Return will have been filed in accordance with Purchaser's position shall not be taken into account for purposes of any dispute resolution under Section 9.4. If a determination is made through the dispute resolution process after a Tax Return is filed that the Purchaser's position was inappropriate, the Purchaser shall promptly file an amended Tax Return (to the extent permitted by applicable law) reflecting the final decision of the Independent Accounting Firm.

               (e) Seller and the Purchaser hereby agree that for Tax purposes (i) any amount of Taxes paid by Seller to the Purchaser, (ii) any amounts paid pursuant to Article IX or X hereof and (iii) any amount paid pursuant to Section 2.5 hereof shall constitute an adjustment to the Share Purchase Price.

               (f) All transfer, gains, stamp, recording or other similar Taxes incurred in connection with the transactions contemplated by this Agreement will be borne by Seller. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, gains, stamp, recording or other similar Taxes, and, if required by applicable law, the Purchaser, as appropriate, will join in the execution of any such Tax Return or other documentation.

               (g) Except as otherwise provided in this Agree-ment: (i) any refund of Taxes with respect to the Bank or any of the Other Companies that is received with respect to any Pre-Closing Period, or to the portion of any Straddle Period Taxes for which Seller is responsible pursuant to Section 9.1 shall be for the account of Seller, and to the extent that the Purchaser, the Bank or any Affiliate thereof receives any such refund after the Closing Date with respect to any such Pre-Closing Period or Straddle Period, the amount of such refund shall, for purposes of Sections 9.1 and 9.5, be deemed to have been included in the provision for Taxes on the Closing Balance Sheet (subject to accrual for interest at the rate of which interest is paid with respect to such refund of Tax).

          If Seller receives any refund of Taxes with respect to the Bank or any of the Other Companies attributable to any taxable period that is not a Pre-Closing Period or to the portion of any Straddle Period beginning after the Closing Date, then Seller shall pay to the Bank the amount of such refund received within 30 calendar days after the receipt thereof. Seller, the Purchaser, and the Bank shall assist one another in preparing, filing, obtaining and defending any refund payable pursuant to this Section 9.1(g).

               (h) Purchaser agrees that none of the Bank, any of the Other Companies, or any affiliated group within the meaning of Section 1504(a) of the Code which includes the Bank and/or the Other Companies shall carry back any item of loss, deduction or credit to any taxable year for which a consolidated return was filed by the Seller.

               (i)  Seller and Purchaser agree that for all
income tax purposes the taxable period of the Bank and the Other Companies which began on January 1 of the calendar year in which the Closing Date occurs shall be terminated as of the close of business on the Closing Date in accordance with proposed Treasury Regulations Section 1.1502-76(b)(1), except that for income tax purposes the Bank Merger shall be deemed to occur on the day after the Closing Date. Seller and Purchaser further agree to file all Tax Returns (including, without limitation, all State income Tax returns), handle the contest of any audit and other-wise act for all Tax purposes consistent with the provisions of this paragraph (i).

          9.2 CONTROL OF CONTEST AND CARRYBACKS. (a) Subject to Section 9.2(b), each of Seller and the Purchaser shall have the right, at its own expense, to control any audit or determina-tion by any Governmental Entity, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period for which it may be obligated to indemnify the other party under this Agreement; provided, however, that no party shall have the right to agree to any assessment, deficiency, settlement, or other adjustment or proposed adjustment of Taxes that would adversely affect another party without such other party's written consent, which consent shall not be unreasonably withheld.

               (b)  If a proposed adjustment is asserted in
writing with respect to a Straddle Period, the party receiving notice from any Governmental Entity ("Notice Party") of the pro-posed assessment shall notify the other party of the proposed assessment within 20 days after receipt thereof. The other party may notify the Notice Party within 20 days thereafter that it is assuming the right to participate with the Notice Party in the contest of such proposed assessment. If such participation is assumed, neither party shall compromise or settle such proposed adjustment without the written consent of the other party, which consent shall not be unreasonably withheld. If such partici-pation is assumed, each party shall bear its own out-of-pocket costs and expenses of the contest and all joint costs and expens-es of the contest shall be borne by the Notice Party and the other party in the same ratio as the applicable proposed Tax would be allocated.

               (c) Notwithstanding Section 9.1(a), Seller shall promptly forward to the Purchaser, and the Purchaser shall promptly forward to Seller, all written notifications and other written communications received by Seller, the Purchaser or the Bank, respectively, relating to any liability for Taxes for any taxable period, including any Straddle Period, for which Seller or the Purchaser, as the case may be, is charged with payment responsibility under this Agreement. Seller and the Purchaser shall each assist the other in taking any and all actions with respect to any proceeding for any taxable period, including any Straddle Period, for which the Seller or Purchaser is charged with payment responsibility under this Agreement. The failure by Seller or the Purchaser to provide any such notice or other written communication to the other party in accordance with this
Section 9.2(c) within 20 business days of receipt shall relieve the other party from its obligations with respect to the subject matter of any notification not forwarded if and only to the extent that such failure prejudices the other party in the defense of such Tax liability claim.

          9.3 ACCESS TO INFORMATION AND RECORDS. Each of Seller and the Purchaser will provide the other (and the other's attor-neys, accountants and agents) with, and the Purchaser, after the Closing Date, shall cause the Bank and the Other Companies to provide Seller (and Seller's attorneys, accountants and agents) with, the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or informa-tion and personnel which may be relevant for the taxable period for which the requesting party is charged with payment responsi-bility for Taxes under this Agreement in connection with the preparation of any Tax Returns, the determination of amounts due under Article IX hereof, any audit or other examination by any Governmental Entity, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this
Section 9.3(a) shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

          9.4 RESOLUTION OF DISAGREEMENTS AMONG PARTIES. If Seller or the Purchaser disagree as to any matter governed by this Article IX the parties shall promptly consult with each other in an effort to resolve such dispute. Any amounts not in dispute shall be paid promptly, and any amounts payable upon the resolution of a dispute shall be made to a bank account designat-ed by the payee no later than 10 business days after such resolu-tion. If any such disagreement cannot be resolved within 30 days after Seller or Purchaser asserts in writing that such dispute cannot be resolved, Seller and the Purchaser shall jointly select an Independent Accounting Firm to act as an arbitrator to resolve the disagreement. The Independent Accounting Firm's determi-nation shall be final and binding upon the parties, and any fees and expenses relating to the engagement of the Independent Ac-counting Firm shall be shared equally by Seller and the Purchas-er. Upon the resolution of such dispute by the Independent Accounting Firm, any amounts payable by Seller or the Purchaser, as the case may be, shall be made to a bank account designated by the payee no later than 10 business days after such resolution. Simple interest will be paid with respect to any such amounts at the Federal Funds Rate from the date of the assertion in writing that the dispute cannot be resolved to the date of payment.

          9.5 DISTRIBUTION OF TAX RESERVE. In the event that the aggregate net amount of Taxes other than federal income Taxes paid after the Closing Date by or with respect to the Bank and the Other Companies for any Pre-Closing Period (including the portion of any Straddle Period Taxes for which Seller is respon-sible pursuant to Section 9.1 hereof) is less than the amount of the reserve for such Taxes provided on the Closing Date Balance Sheets (with the exclusion of any deferred Taxes), Purchaser shall pay Seller upon the expiration of the statute of limitation for all Taxes relating to Pre-Closing Periods and Straddle Periods (including extensions thereof) the amount by which such Tax reserve exceeds the aggregate net amount of Taxes paid by or with respect to the Bank and the Other Companies with respect to such periods, provided, however, that no amount shall be paid by Purchaser to Seller under Section 9.5 to the extent any adjust-ments to Pre-Closing Period Taxes occurring after the Closing Date affect the deferred Taxes of the Bank or the Other Compa-nies.

          9.6 SUCCESSORS. For purposes of this Article IX, all references to the Bank or the "Other Companies" shall include any successor of such entity.

          9.7 FEDERAL TAX PROVISION. In addition to any other amounts payable to the Seller pursuant to this Agreement, there shall be payable to the Seller on or before the date for the filing of Seller's consolidated Federal income tax return for the calendar year in which the Closing Date occurs, an amount equal to the provision for current federal income taxes on the Closing Date Balance Sheets to the extent that such provision has not theretofore been paid to the Seller pursuant to any tax sharing agreement between the Bank and the Seller (or the Seller's predecessor) or otherwise.

          9.8 INCOME TAX ADJUSTMENTS. If the taxable income of the Bank and the Other Companies for any Pre-Closing Period shall be adjusted by any Governmental Entity and as a result of such adjustment either (a) an amount is deductible by Bank or any of the Other Companies for any taxable period ending after the Closing Date or (b) an amount is required to be included in the gross income of the Bank or any of the Other Companies for any Pre-Closing Period and there was recorded on the Closing Date Balance Sheet a deferred tax liability for such amount, then the Purchaser shall pay to the Seller the amount of the deferred tax liability on the Closing Date Balance Sheets related to such adjustment. This amount shall be paid by Purchaser to Seller promptly upon the conclusion of the action of the Governmental Entity giving rise to the adjustment and the furnishing to Purchaser of an explanation of such adjustment and such other documentation related thereto as Purchaser shall reasonably request.

                            ARTICLE X

                         INDEMNIFICATION
                         ---------------

          10.1 SELLER TO INDEMNIFY. Notwithstanding any due diligence investigation conducted by Purchaser or any of its Affiliates or representatives at any time prior to the Closing Date, Seller agrees, from and after the Closing Date, to indemni-fy, hold harmless and defend the Purchaser and each of the Purchaser's directors, officers, assigns and Affiliates (col-lectively, the "Purchaser's Indemnified Parties") from and against any and all claims, losses, liabilities, costs, penal-ties, fines and expenses (including reasonable attorney's, accountant's, consultant's and expert's fees and expenses), damages, obligations to third parties, expenditures, proceedings, judgments, awards and demands ("Losses") of any kind whatsoever which may be suffered, sustained or incurred by, or imposed upon, or asserted or awarded against, any of the Purchaser's Indemni-fied Parties and which directly or indirectly arise out of, re-sult from or are based upon: (a) the breach of any represen-tation or warranty made by Seller in this Agreement, (b) any breach of any covenant made by Seller in this Agreement, (c) any Excluded Asset or any Excluded Liability (including, without limitation, any costs or expenses associated therewith which are incurred by the Bank or any of the Other Companies prior to the Closing and are not paid in full prior to the Closing or ade-quately reflected as liabilities on the Closing Date Balance Sheet and all Losses which arise out of or result from the failure of Seller, the Bank or any of the Other Companies to obtain any third party consent required in order to effect the transfer of the Excluded Assets and the Excluded Liabilities to Seller); provided, however, that in no event shall Seller be liable pursuant to this clause (c) for any non-monetary Losses or damages indirectly incurred by any of Purchaser's Indemnified Parties (including, without limitation, any alleged Losses resulting from regulatory restrictions imposed on Purchaser or any of its Affiliates) arising out of, resulting from or based upon any Excluded Asset or any Excluded Liability, (d) except as otherwise provided in Section 5.5 hereof, the Management Agree-ments, (e) controlled group affiliation under section 4001 of ERISA or 414 of the Code with another trade or business, (f) those legal, arbitral and other actions and proceedings set forth on Schedule 10.1(f)(i) hereof, or (g) other than in respect of claims under Section 10.2 hereof or claims by or on behalf of the Bank or Purchaser or claims relating to the ordinary course of business of the Bank in which such person had no interest other than as an officer or director of the Bank, any claim by any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing Date, a director or officer of the Bank or any of the Other Companies or any of their respective predecessors and who also, at any such time, was a director or officer of Seller for indemnification (whether pursuant to a charter or by-law provision, indemnifi-cation agreement, or otherwise) for any matter based on, or arising out of, or pertaining to the fact that such person was prior to the Closing Date a director or officer of the Bank or any of the Other Companies or any of their respective prede-cessors or was prior to the Closing Date serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enter-prise. Solely for purposes of establishing whether any matter is indemnifiable pursuant to Section 10.1(a) hereof, in determining the accuracy of the representations and warranties made by Seller in Sections 3.1, 3.3, 3.7, 3.8, 3.10, 3.17, 3.18 and 3.21, a
Material Adverse Effect shall be deemed to have occurred in the event that the matter or matters being considered in determining the accuracy of such representation or warranty has resulted or would result, in a Loss of $25,000 or more.

          10.2 PURCHASER TO INDEMNIFY. The Purchaser agrees, from and after the Closing Date, to indemnify, hold harmless and defend Seller and Seller's directors, officers, assigns, and Affiliates (collectively, the "Seller's Indemnified Parties") from and against any and all Losses of any kind whatsoever which may be suffered, sustained or incurred by, or imposed upon, or asserted or awarded against, any of the Seller's Indemnified Par-ties and which directly or indirectly: (a) arise out of, result from or are based upon the breach of any representation or warranty made by the Purchaser in this Agreement, (b) arise out of, result from or are based upon any breach of any covenant made by the Purchaser in this Agreement or (c) any amounts which a Governmental Entity shall require Seller or any of its Affiliates to pay, and which are actually so paid, to the Bank or Purchaser as a result of such Governmental Entity determining that the consideration paid by Seller or any of its Affiliates with respect to any Excluded Asset was less than the amount required to have been paid for such asset pursuant to applicable law (less any liability for Taxes incurred by the Bank or Purchaser as a result of the receipt of any such payment from Seller or any of its Affiliates).

          10.3 PROCEDURE FOR INDEMNIFICATION. Except as other-wise set forth in Article IX hereof or in any REI Transfer
Agreement, the following procedures shall apply to any claim for indemnification under this Agreement:

          (a) If a party entitled to be indemnified under this Agreement (an "Indemnitee") receives notice of the assertion by an unaffiliated third party (a "Third Party") of any claim or of the commencement by any Third Party of any action or proceeding (a "Third Party Claim") with respect to which another party hereto (an "Indemnifying Party") is obligated to provide indem-nification pursuant to the terms of this Agreement, the Indem-nitee shall give the Indemnifying Party prompt notice thereof after receiving notice of such Third Party Claim. The notice to the Indemnifying Party shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee. Such notice shall be a condition precedent to any liability of the Indemnifying Party for any Third Party Claim under the provisions for indemnification contained in this Agree-ment; provided, however, that the failure of the Indemnitee to give prompt notice to the Indemnifying Party of such Third Party Claim shall adversely affect the Indemnitee's rights to indem-nification hereunder solely to the extent that such failure prej-udices the Indemnifying Party in the defense of such Third Party Claim. Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim and the obligations of the Indemnifying Party as to such Third Party Claim shall be limited to taking all steps necessary in the defense or settlement of such Third Party Claim or litigation resulting therefrom and to holding Indemnitee harmless from and against any and all loss caused by, arising out of or relating to any settlement approved by the Indemnifying Party or any judgment in connection with such Third Party Claim or litigation resulting therefrom. Prior to entering into a final settlement or compromise or the entering of any judgment with respect to such a settlement or compromise with respect to such Third Party Claims, the Indemnifying Party shall obtain the Indemnitee's consent (which consent shall not be unreasonably withheld) to such settlement, compromise or entry of judgment if such settlement, compromise or entry would result in a material cost to the Indemnified Party which is not indemnifiable pursuant to the terms of the Agreement, or would otherwise materially and adversely affect (i) the business, financial condition or results of operations of the Indemnified Party and its Subsidiaries taken as a whole or (ii) the Indemnified Party's or any such Subsidiar-y's method of doing business. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 30 days after receiving notice of the Third Party Claim, notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnitee of its election as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnitee may pay (without prejudice of any of its rights as against the Indemnifying Par-
ty), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnitee incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement. In addition, in connec-tion with any Third Party Claim in which the Indemnitee shall reasonably conclude, based upon an opinion of its counsel, that
(i) there is a conflict of interest between the Indemnifying Party and the Indemnitee in the conduct of the defense of such Third Party Claim or (ii) there are specific defenses available to the Indemnitee which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnitee shall have the right to retain separate counsel in connection with such Third Party Claim. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel to each of the Indemnifying Party and the Indemnitee. In any event, except as otherwise provided herein, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appro-priate confidentiality agreements, and the Indemnifying Party shall reimburse the Indemnitee for all of its actual reasonable out-of-pocket expenses in connection therewith.

               (b) Notwithstanding anything to the contrary con-tained in paragraph (a) of this Section 10.3, in the event prompt action is required with respect to the defense of a Third Party Claim, the Indemnitee shall, subject to the terms and conditions of this Article X, have the right to assume the defense of such Third Party Claim; provided, however, that in the event that the Indemnifying Party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth in such paragraph (a) shall be applicable and the Indemnifying Party shall, subject to the terms and conditions of this Article X, reimburse the Indemnitee for any reasonable costs and expenses incurred by the Indemnitee prior to the date the Indemnifying Party assumes control of such Third Party Claim.

               (c) Notwithstanding the foregoing, if an offer of settlement or compromise is received by or communicated to the Indemnifying Party with respect to a Third Party Claim and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party's willingness to settle or compromise such Third Party Claim on the basis set forth in such notice and the Indemnitee declines to accept such settlement or compromise, the Indemnitee may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, at the Indemnitee's sole expense. The obligation of the Indemnifying Party to the Indemnitee with respect to such Third Party Claim shall be equal to the lesser of (i) the amount of the offer of settlement or compromise which the Indemnitee declined to accept plus the costs and expenses of the Indemni-tee prior to the date the Indemnifying Party notifies the Indemnitee of the Indemnifying Party's willingness to settle or compromise such Third Party Claim or (ii) the amount the Indem-nitee is obligated to pay as a result of the Indemnitee's con-tinuing to contest such Third Party Claim including costs and expenses with respect thereto; and the Indemnifying Party shall be entitled to recover (by set off or otherwise) from the Indemnitee any additional expenses incurred by the Indemnifying Party as a result of the Indemnitee's decision to continue to contest such Third Party Claim.

               (d) Any claim on account of a Loss which does not involve a Third Party Claim shall be asserted by written notice given by the party claiming indemnity to the party from which indemnity is claimed. The recipient of such notice shall have a period for 30 days within which to respond thereto. If such recipient does not respond within such 30-day period, such recipient shall be deemed to have accepted responsibility to make payment, subject to the provisions hereof, and shall have no further right to contest the validity of such claim. If the recipient does respond within such 30-day period and rejects such claim in whole or in part, the party claiming indemnity shall be free to pursue such remedies as may be available to such party by applicable law.

               (e)  If the amount of any Loss shall, at any
time subsequent to payment of indemnification pursuant to this Agreement, be reduced by receipt of insurance proceeds or other property or the payment of any similar benefit in respect of such Loss, the amount of such reduction less any expenses incurred in connection therewith shall promptly be repaid by the Indemnitee to the Indemnifying Party; provided, however, that no benefit relating to Taxes shall be taken into account for purposes of this Section 10.3(e).

               (f) Notwithstanding anything to the contrary contained in this Agreement, no claim shall be made against Seller for indemnification under Section 10.1(a) with respect to any Loss which any of Purchaser's Indemnified Parties may suffer, incur or sustain unless (i) the aggregate of all such Losses described in Section 10.1(a) shall exceed $3,000,000 (determined on a pre-tax basis without taking into account any reduction pursuant to Section 10.3(g)), and Seller shall only be required to pay or be liable for any such Losses described in Section 10.1(a) to the extent that their aggregate amount exceeds $3,000,000 (determined on a pre-tax basis without taking into account any reduction pursuant to Section 10.3(g)), and then only with respect to Losses incurred in excess of such amount, provided, however, that the $3,000,000 limitation (determined on a pre-tax basis without taking into account any reduction pursuant to Section 10.3(g)) contained in this
Section 10.3(f) shall not apply to, and Purchaser's Indemnified Parties shall be entitled to dollar-for-dollar recovery with respect to, Losses suffered, incurred or sustained which arise out of, result from or are attributable to breaches of the representations contained in Sections 3.2, 3.9 and 3.26(a) hereof, and provided, further, that any Losses suffered, incurred or sustained which arise out of, result from or are attributable to breaches of the representations contained in Sections 3.2, 3.9 and 3.26(a) hereof shall not count towards the satisfaction of such $3,000,000 limitation, and (ii) solely with respect to the representations and warranties contained in Sections 3.1, 3.3, 3.7, 3.8, 3.10, 3.17, 3.18 and 3.21, the
amount of the Loss exceeds $25,000, provided, however, that in the case of any Loss exceeding $25,000, subject to the $3,000,000 limitation (determined on a pre-tax basis without taking into account any reduction pursuant to Section 10.3(g)) described above, the entire Loss, and not solely the portion of such Loss in excess of $25,000, shall be indemnifiable by Seller and provided further, however, that where a number of Losses are each individually less than $25,000, but the aggre-gate of such Losses exceeds $25,000, and all such Losses are based upon, arise from or are attributable to the same or a series of closely related matters, then subject to the $3,000,000 limitation (determined on a pre-tax basis without taking into account any reduction pursuant to Section 10.3(g)), such Losses shall be indemnifiable by Seller pursuant to
Section 10(a). Any Loss indemnifiable pursuant to clause (ii) of this Section 10.3(f) but for the $3,000,000 limitation (determined on a pre-tax basis without taking into account any reduction pursuant to Section 10.3(g)) described herein shall count towards the satisfaction of such $3,000,000 limitation (determined on a pre-tax basis without taking into account any reduction pursuant to Section 10.3(g)).

               (g)  Payments for indemnification pursuant to
Article IX or X hereof shall be reduced by 35% (for a federal income tax benefit) and 7.5% (for a state income or franchise tax benefit) if and to the extent that the Indemnitee reason-ably believes as of the time that such indemnification payment is made that the expense to which the indemnification payment relates may be deducted by the Indemnitee for federal income and state income or franchise tax purposes for the period during which such expense is paid or accrued, and that the receipt of such indemnification payment will not give rise to gross income for federal income or state income or franchise tax purposes, provided however, that if, at such time as the federal income or state income or franchise Tax Returns with respect to such period are filed, the Indemnitee reasonably be-lieves that a deduction will not be allowed with respect to such expense for federal income or state income or franchise tax purposes, the Indemnifying Party shall pay to the Indem-nitee the amount by which the indemnification payment was reduced pursuant to this Section 10.3(g), and provided further that in the event of a Determination that (a) such expense is not deductible for federal income or state income or franchise tax purposes, the Indemnifying Party shall pay to the Indem-nitee the sum of (i) the amount by which the indemnification payment was reduced pursuant to this Section 10.3(g) and (ii) any Losses incurred by the Indemnitee as a result of taking the position on its Tax Return that such expenses were deductible; or (b) such indemnification payment constituted gross income for federal income or state income or franchise tax purposes, the Indemnifying Party shall pay to the Indemnitee the sum of
(i) the amount of such indemnification payment, as reduced pursuant to the first sentence of this Section 10.3(g), (ii) the amount by which the indemnification payment was repaid to the Indemnifying Party pursuant to the last sentence of this
Section 10.3(g), and (iii) any Losses incurred by the Indem-nitee as a result of taking the position on its Tax Return that such indemnification payment did not give rise to gross income. For purposes of this Section 10.3(g), a "Determination" shall mean a determination by the Appeals office of the Internal Revenue Service, or by the state tax authority, as the case may be, which Determination has been resisted by Purchaser in good faith, consistent with its ongoing practices in handling Tax matters. To the extent not otherwise taken into account pursuant to the first sentence of this Section 10.3(g), Indem-nitee shall pay on June 30 of each year to the Indemnifying Party an amount equal to 35% (for a federal tax benefit) and 7.5% (for a state income or franchise tax benefit) for any expense that is deducted by Indemnitee in such year which relates to a payment for indemnification received by Indemnitee in a prior year pursuant to Article IX or X that the Indemnify-ing Party was not entitled to reduce pursuant to the first sentence of this Section 10.3(g).

          10.4 PRODUCTION OF WITNESSES. Following the Clos-ing, each party shall use its best efforts to make available to the other party, upon written request, its employees and agents as witnesses to the extent that any such person may be reason-ably required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved, and the requesting party shall reimburse the other party for all out-of-pocket expenses reasonably incurred in connection therewith.

          10.5 SURVIVAL. No rights to indemnification with respect to breaches of the representations and warranties of the parties contained in this Agreement shall be asserted by any party unless notice thereof is given on or before the date such representation or warranty no longer survives as provided in this Section 10.5. The representations and warranties of Seller, on the one hand, and of the Purchasers, on the other hand, contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing Date and shall expire on the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in (i) Section 3.2, 3.9 and 3.26(a) shall survive the Closing indefinitely and (ii) Sections 3.24 and 4.7 shall expire simultaneously with the consummation of the Closing. Any covenant of any party contained herein (including, without limitation, those relating to indemnifica-tion) which by its terms must be performed in whole or in part following the Closing Date shall survive the Closing indefi-nitely.

          10.6 INDEMNIFICATION FOR CERTAIN MATTERS. Notwith-standing anything to the contrary contained in this Agreement:

          (a) Seller shall indemnify and hold Purchaser's Indemnified Parties harmless in respect of fifty percent (50%) of the Losses attributable to those legal, arbitral and other actions and proceedings set forth on Schedule 10.1(f)(ii) hereof.

          (b) Purchaser shall control the defense and prosecu-tion of all matters referred to in this Section 10.6, provided that Purchaser shall not settle any such matter without Seller's written consent, which shall not be unreasonably withheld.

          (c) Purchaser and Seller shall fully cooperate with each other and their respective counsel in connection with the matters referred to in this Section 10.6, and shall make available to each other documents and personnel as may be reasonably requested by the other. Purchaser shall report to Seller on the status of such matters from time to time as reasonably requested by Seller.

          (d) Seller shall promptly reimburse Purchaser from time to time for any and all amounts paid for or incurred by Purchaser and for which Seller is obligated pursuant to this
Section 10.6 upon submission by Purchaser of a detailed state-ment reflecting the basis upon which such indemnification is sought and the computation of such amounts.

                          ARTICLE XI

                      GENERAL PROVISIONS
                      ------------------

          11.1 EXPENSES. Except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contem-plated hereby shall be paid by the party incurring such ex-pense, provided, however, that all transfer, stamp, or similar taxes, recording charges, title premiums and other similar costs incurred by any party in connection with the transfer of the Excluded Assets to, and assumption of the Excluded Liabili-ties by, Seller shall be paid by Seller.

          11.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if de-livered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or de-livered by an express courier (with confirmation) to the par-ties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Purchaser, to:

               First Interstate Bank of California
               707 Wilshire Boulevard, 26th Floor
               Los Angeles, CA  90017
               Attn:  Miles R. Adam
               Fax:  (213) 614-2638

               and

               First Interstate Bank of California
               707 Wilshire Boulevard, 20th Floor
               Los Angeles, CA  90017
               Attn:  Edward S. Garlock, Esq.
               Fax:  (213) 614-3416

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New York, N.Y.  10022
               Attn:  Fred B. White, III, Esq.
               Fax:  (212) 735-3645

               and

          (b)  if to Seller, to:

               Alleghany Corporation
               Park Avenue Plaza
               55 East 52nd Street
               New York, NY  10055
               Attn:  Theodore E. Somerville, Esq.
               Fax:  (212) 759-8149

               with a copy to:

               Donovan Leisure Newton & Irvine
               30 Rockefeller Plaza
               New York, N.Y.  10112
               Attn:  Robert M. Hart, Esq.
               Fax:  (212) 632-3315

          11.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such refer-ence shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference pur-poses only and shall not affect in any way the meaning or in-terpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limita-tion".

          11.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          11.5 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) consti-tutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Con-fidentiality Agreement.

          11.6  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOV-
ERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
CALIFORNIA, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

          11.7 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 6.2(a) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 6.2(a) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          11.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other juris-diction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          11.9 PUBLICITY. Except as otherwise required by law or the rules of the NYSE or the National Association of Securi-ties Dealers, so long as this Agreement is in effect, neither Seller nor Purchaser shall, or shall permit any of its Subsid-iaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, and each of Seller and Purchaser shall, to the extent practicable, consult with each other prior to making any other public statements with respect to such transactions.

          11.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be as-signed by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, however, that, unless the Security Co. Merger shall have occurred, Purchaser may assign its right to purchase the Security Co. Shares to any Affiliate of Purchaser and provided, further, that Seller may assign its right to purchase the Excluded Assets, and its obligations to assume the Excluded Liabilities, to Alleghany Properties, Inc., a wholly owned subsidiary of Seller, or to any other Affiliate of Seller but no such assignment shall limit Seller's obligations to Purchaser in respect of the Excluded Assets or the Excluded Liabilities. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforce-able by the parties and their respective successors and as-signs.

          11.11 NO THIRD PARTY BENEFICIARIES. Except as expressly provided in Sections 5.4, 10.1 and 10.2, nothing con-tained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          11.12 DISPUTE RESOLUTION. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations, as follows. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Executives of both parties at comparable levels at least one step above the personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten
(10) days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved by these persons within thirty
(30) days of the disputing party's notice, or if the parties fail to meet within ten (10) days, the dispute shall be re-ferred to more senior executives of both parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute. Thereafter, the parties may pursue any remedies available under law, in equity or other-wise. All negotiations under this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence, state rules of evidence, and common law. This Section shall not apply to any dispute which is subject to the tax dispute resolution mecha-nism set forth in Section 9.4 of this Agreement or the Closing Adjustment Document dispute resolution mechanism set forth in
Section 2.4 of this Agreement.

          IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              FIRST INTERSTATE BANK OF
                              CALIFORNIA



                              By /s/ Miles R. Adam
                                 ------------------------------
                                 Name:  Miles R. Adam
                                 Title: Executive Vice
                                         President



                              By /s/ Kenneth J. Krown
                                 ------------------------------
                                 Name:  Kennneth J. Krown
                                 Title: Assistant Secretary



                              ALLEGHANY CORPORATION



                              By /s/ John J. Burns, Jr.
                                 ------------------------------
                                 Name:  John J. Burns, Jr.
                                 Title: President and Chief
                                         Executive Officer